Exhibit 4.1

LOAN AGREEMENT

(Main Street Priority Loan)

By and Between

EVO HOLDING COMPANY, LLC, a Delaware limited liability company,

RITTER TRANSPORT, INC.,  a Maryland corporation,

JOHN W. RITTER TRUCKING, INC., a Maryland corporation,

JOHMAR LEASING COMPANY, LLC, a Maryland limited liability company, and

RITTER TRANSPORTATION SYSTEMS, INC., a Maryland corporation

as Borrowers

and

COMMERCE BANK OF ARIZONA, INC., an Arizona corporation,

as Bank

Dated  December 14, 2020

1.	DEFINITIONS AND OTHER TERMS			2
	1.1	Definitions		2
	1.2	Other Definitional Provisions		9
	1.3	Terms Generally		9
	1.4	Payment		9
	1.5	No Presumption Against Any Party		9
	1.6	Divisions		10
2.	LOAN			10
	2.1	Term Loan		10
		2.1.1	Loan	10
		2.1.2	Voluntary Prepayment	11
		2.1.3	Method of Calculating Interest and Fees	11
		2.1.4	Late Charge	11
		2.1.5	Dishonored Item Fee	11
	2.2	Taxes		11
		2.2.1	Payments Free and Clear of Taxes	11
		2.2.2	Gross-Up	11
		2.2.3	Other Taxes	11
		2.2.4	Indemnification	12
	2.3	Loan Account; Demand Deposit Account		12
	2.4	Note		12
	2.5	Reserved		12
	2.6	Making of Payments; Application of Collections; Charging of Accounts		12
		2.6.1	Time and Place of Payment	12
		2.6.2	Application	12
	2.7	Right of Setoff		13
	2.8	Supplemental Documents; Documental Errors		13
	2.9	Recovery of Additional Costs		13
	2.10	LIBOR Unavailability		13
3.	CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND OTHER MATTERS			14
	3.1	Conditions Precedent to Loan		14
		3.1.1	Due Diligence	14
		3.1.2	Security Interest	14
		3.1.3	Exhibits; Schedules	14
		3.1.4	Financial Statements	14
		3.1.5	Search Reports	14
		3.1.6	Opinion Letter	14

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		3.1.7	Fees	14
		3.1.8	No Material Adverse Change	14
		3.1.9	Receipt of Documents	15
		3.1.10	Subordinated Loan Documents	15
		3.1.11	Solvency Certificate	15
		3.1.12	Other Indebtedness	15
		3.1.13	Reserved	15
		3.1.14	Borrower’s Certificate	15
		3.1.15	Main Street Participation	15
		3.1.16	Main Street Program	15
		3.1.17	Execution of Co-Lender Agreement and Related Documents	15
4.	REPRESENTATIONS AND WARRANTIES			15
	4.1	Corporate, Limited Liability Company or Partnership Existence, Authority and Authorization		16
	4.2	Authorization		16
	4.3	No Conflict; Government Consent		16
	4.4	Validity and Binding Effect		16
	4.5	No Default		16
	4.6	Financial Statements		16
	4.7	Material Adverse Change		16
	4.8	Indebtedness; Litigation; Contingent Liabilities		16
		4.8.1	Outstanding Indebtedness	16
		4.8.2	No Litigation	17
		4.8.3	No Contingent Liabilities	17
		4.8.4	No Defaults	17
	4.9	Liens		17
	4.10	Ownership/Subsidiaries		17
	4.11	Investment		17
	4.12	Chief Executive Office		17
	4.13	ERISA		17
	4.14	Regulation U		17
	4.15	Compliance With Laws		17
	4.16	Ownership of Properties		17
	4.17	Insurance		17
	4.18	Material Contracts		18
	4.19	Intellectual Property		18
	4.20	Plan Assets; Prohibited Transactions		18
	4.21	Assets as Plan Assets		18

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	4.22	Solvency		18
		4.22.1	Assets Exceed Liabilities	18
		4.22.2	Debt Incurrence	18
	4.23	Taxes		18
	4.24	Investment Company Act Representation		19
	4.25	Public Utility Holding Company Act Representation		19
	4.26	Hazardous Substances		19
	4.27	Labor Matters		19
	4.28	Security Documents		19
	4.29	Related Agreements		19
	4.30	Anti-Money Laundering and Anti-Terrorism Laws		19
	4.31	Main Street Program		19
		4.31.1	General	20
		4.31.2	Loan Amount	20
		4.31.3	EBITDA	20
		4.31.4	Other Main Street Loans	20
		4.31.5	Holding Company	20
	4.32	Accurate Information		20
	4.33	Subordinated Loan Documents		20
5.	BORROWER COVENANTS			20
	5.1	Books and Records; Information; Access By Bank		20
	5.2	Financial Statements and Other Reports		21
		5.2.1	Financial Reports	21
		5.2.2	Other Reports	22
	5.3	Use of Proceeds		22
	5.4	Notices of Default/Other Events		22
	5.5	Existence		22
	5.6	Nature of Business; Single Purpose		23
	5.7	Taxes		23
	5.8	Compliance		23
	5.9	Other Agreements		23
	5.10	Operations		23
	5.11	Environmental Assessments		23
	5.12	Environmental Compliance and Reports		23
	5.13	Lost Note		24
	5.14	Restricted Payments		24
	5.15	Prohibition on Early Repayment of Other Debt		24

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	5.16	Main Street Covenants		24
	5.17	Indebtedness		24
		5.17.1	Loan	24
		5.17.2	Existing Indebtedness	25
		5.17.3	Trade Payables	25
	5.18	Continuity of Operations		25
	5.19	Sale of Assets		25
	5.20	Investments and Acquisitions		25
	5.21	Liens		25
		5.21.1	Taxes, Etc	25
		5.21.2	Liens Imposed by Law	25
		5.21.3	Worker’s Compensation	25
		5.21.4	Minor Encumbrances	25
		5.21.5	Liens in Favor of Bank	25
		5.21.6	Other Liens	25
	5.22	Guaranties		25
	5.23	Limitation on Restrictive Agreements		26
	5.24	Limitation on Amendments of Material Contracts		26
	5.25	Affiliates		26
	5.26	Loan Documents		26
	5.27	Insurance		26
	5.28	Insurance Reports		26
	5.29	Appraisals		26
	5.30	Prohibited Property Transfers		27
	5.31	Reserved		27
	5.32	Prohibited Equity Transfers		27
	5.33	Lost Note		27
	5.34	Unlawful Use, Medical Marijuana, Controlled Substances and Prohibited Activities		27
	5.35	Reserved		28
	5.36	Key Man Insurance		28
	5.37	Subordinated Loan Documents		28
	5.38	Reserved		28
	5.39	Keepwell		28
	5.40	Beneficial Ownership		28
	5.41	Reserved		28
	5.42	Certain Post-Closing Obligations		28
6.	DEFAULT			28

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	6.1	Event of Default		28
		6.1.1	Monetary Defaults	28
		6.1.2	Specified Defaults	28
		6.1.3	Other Defaults	28
		6.1.4	Environmental Default	29
		6.1.5	Default in Favor of Third Parties	29
		6.1.6	False Statements	29
		6.1.7	Death or Insolvency	29
		6.1.8	Defective Collateralization	29
		6.1.9	Creditor or Forfeiture Proceedings	29
		6.1.10	Events Affecting Guarantor	29
		6.1.11	Transfers	29
		6.1.12	Adverse Change	29
		6.1.13	Event of Default	30
		6.1.14	Change of Control	30
		6.1.15	ERISA Event	30
		6.1.16	Prohibited Transaction	30
		6.1.17	Litigation	30
		6.1.18	Conduct of Business	30
		6.1.19	Insecurity	30
		6.1.20	Cross-Acceleration	30
		6.1.21	Indebtedness; Material Contract	30
		6.1.22	Subordinated Loan Documents	30
		6.1.23	Right to Cure	30
	6.2	Effect of Event of Default; Remedies		31
		6.2.1	Acceleration; Termination of Commitment	31
		6.2.2	Remedies	31
7.	INDEMNITY			31
8.	GENERAL			31
	8.1	Borrower Waiver		31
	8.2	Expenses; Attorneys’ Fees		31
	8.3	Bank’s Expenditures		32
	8.4	No Waiver by Bank; Amendments		32
	8.5	Notices		32
		8.5.1	Notices Generally	32
		8.5.2	Electronic Communications	33
		8.5.3	Effectiveness of Electronic Communications	33

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		8.5.4	Change of Address	33
	8.6	Participations and Assignments		33
		8.6.1	Successors and Assigns; Participations	33
		8.6.2	Partial Assignment	34
		8.6.3	Benefits of Loan Documents	34
		8.6.4	Eligible Assignee	34
	8.7	Severability		34
	8.8	Construction		34
	8.9	Choice of Law and Jurisdiction		35
	8.10	Waiver of Jury Trial		35
	8.11	Parties and Binding Effect		35
	8.12	Inconsistencies with Loan Documents		35
	8.13	Document Imaging		35
	8.14	Captions		35
	8.15	Time of the Essence		35
	8.16	No Construction Against Bank or Borrower		35
	8.17	Rescission or Return of Payments		35
	8.18	Number and Gender		36
	8.19	Headings and References		36
	8.20	Counterpart Execution		36
9.		RESERVED		36
10.	JOINT AND SEVERAL LIABILITY			43
	10.1	No Discharge or Impairment		43
	10.2	Waivers		43
	10.3	Subordination of Intercompany Indebtedness		44
	10.4	Obligations Among Borrowers		44
11.	PATRIOT ACT PROVISIONS			36
	11.1	Important Information About Procedures for Opening a New Account		36
	11.2	Government Regulation		36
12.	WAIVER OF DEFENSES AND RELEASE OF CLAIMS			36

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LIST OF EXHIBITS/SCHEDULES

Exhibit AApproved Subordinated Debt

Exhibit BPremises

Exhibit CReserved

Exhibit DOfficer’s Certificate

Exhibit EReserved

Exhibit FBorrower Main Street Certification and Covenants

Exhibit GMain Street Reports

Schedule 4.8.1Outstanding Indebtedness

Schedule 4.8.2Schedule of Litigation and Contingent Liabilities

Schedule 4.7Material Adverse Change

Schedule 4.9Schedule of Liens

Schedule 4.12Place(s) of Business

Schedule 4.17Insurance

Schedule 4.31.5Holding Companies

Schedule 5.20Schedule of Investments

Schedule 5.21.6Liens

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LOAN AGREEMENT

DATE:	December 14, 2020

PARTIES:	BORROWERS:	EVO HOLDING COMPANY, LLC, a Delaware limited liability
Company

RITTER TRANSPORT, INC., a Maryland corporation

JOHN W. RITTER TRUCKING, INC., a Maryland corporation

JOHMAR LEASING COMPANY, LLC, a Maryland limited liability company

RITTER TRANSPORTATION SYSTEMS, INC., a Maryland corporation

	Borrowers’	2075 West Pinnacle Peak Rd., Suite 130
	Address:	Phoenix, AZ 85027
Attention: Thomas J. Abood

	BANK:	COMMERCE BANK OF ARIZONA, INC., an Arizona corporation

	Bank	16435 N. Scottsdale Road, Suite 140
	Address:	Scottsdale, AZ 85254
Attention: Jeremy Hodgson

RECITALS:

A.Borrowers have requested a loan from Bank which is to be an Eligible Loan under the Main Street Priority Loan Program as authorized under the Federal Reserve Act, and the parties wish to provide for the terms and conditions upon which such loan shall be made.

B.In consideration of the Loan and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

STATEMENT OF TERMS

LOAN
Origination Date:	December 14, 2020
Loan Amount:	$17,033,000
Applicable Main Street Program:	Main Street Priority Loan Program
Applicable Margin:	300 basis points per annum.
Origination Fees:	$170,330, transaction fee to Bank, to be paid by Bank to the Federal Reserve Board. $170,330, origination fee to Bank.

First Interest Payment Date:	December 14, 2022
Subsequent Interest Payment Dates:	March 14, 2023, June 14, 2023, and September 14, 2023, and the same day of each March, June, and September thereafter during the term of the Loan.
Required Principal Payments:

1.Principal payment in the amount of 15% of the sum of (a) the Loan Amount plus (b) Capitalized Interest shall be due and payable on December 14, 2023.

2.Principal payment in the amount of 15% of the sum of (a) the Loan Amount plus (b) Capitalized Interest shall be due and payable on December 14, 2024.

3.Principal Payment in the amount of 70% of the sum of (a) the Loan Amount plus (b) Capitalized Interest shall be due and payable on the Maturity Date.

4.All other outstanding amounts pursuant to the Loan Documents, if not required to be sooner paid, shall be due and payable on the Maturity Date.

Maturity Date:	December 14, 2025.

OTHER TERMS
Is any Borrower a Holding Company:	_X___ Yes____ No
Selected Subsidiaries:	None
Guarantor(s):	EVO Transportation and Energy Services, Inc., a Delaware corporation
Borrowers’ Fiscal Year:	December 31

1.DEFINITIONS AND OTHER TERMS.

1.1Definitions.  In addition to terms defined elsewhere in this Agreement or any Schedule or Exhibit hereto, when used herein, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint venturer of such Person and each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” means this Loan Agreement, as it may be amended, modified, supplemented or extended from time to time.

“Anti-Money Laundering and Anti-Terrorism Laws” means all applicable laws relating to or attempting to eliminate, prevent or detect money laundering, drug trafficking, terrorist acts and activities, and acts of war, including the USA Patriot Act, PL 107-56, 2001 HR 3162, as amended, and the Bank Secrecy Act, 31 U.S.C. §§5311 et seq. and 12 U.S.C. §§1818, 1829, and 1951-1959, as amended (the “BSA”).

“Applicable Margin” means as set forth in the Statement of Terms.

“Appraisal” means a written appraisal prepared by an independent appraiser engaged by Bank at Borrowers’ sole cost and expense prepared in compliance with all applicable regulatory requirements, being also subject to Bank’s customary independent appraisal requirements.

“Approved Subordinated Debt” means the Indebtedness listed on Exhibit A and such other Subordinated Debt as Bank may approve from time to time in its sole and absolute discretion.

“Attorneys’ Fees” means the reasonable fees, charges and expenses of the attorneys (and all paralegals, secretaries, accountants and other staff employed by such attorneys) employed or engaged by Bank from time to time.

“Bank” means as defined in the Preamble.

“Banking Day” means any day other than a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Phoenix, Arizona.

“Borrower” means as defined in the Preamble.

“Business” means an entity that is organized for profit as a partnership; a limited liability company; a corporation; an association; a trust; a cooperative; a joint venture with no more than 49 percent participation by foreign business entities; a tribal business concern that is (a) wholly owned by one or more Indian tribal governments, or by a corporation that is wholly owned by one or more Indian tribal governments, or (b) owned in part by one or more Indian tribal governments, or by a corporation that is wholly owned by one or more Indian tribal governments, if all other owners are either U.S. citizens or Businesses; or any other form of organization that has been publicly designated by the Federal Reserve as a “Business.”

“Borrower Main Street Certification and Covenants” means any and all certifications, covenants and agreements required in connection with the Main Street Program, as in effect from time to time, including, without limitation, the Borrower Certifications and Covenants Material Breach Mandatory Prepayment provision set forth in Section 2.1.1(f).

“Capitalized Interest” means the amount of accrued interest added to the principal of the Loan as determined by Bank pursuant to Section 2.1.1 or otherwise pursuant to the Loan Documents.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by Standard & Poors or P-1 or better by Moody’s, (c) Demand Deposit Accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $10,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Cash Interest Condition” has the meaning given to such term in the Subordination Agreement.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding Equity Interests of any Borrower, or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of Guarantor.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all real and personal property, tangible and intangible, as to which Bank is granted a Lien pursuant to any of the Loan Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Bank, with references to the Collateral to include all or any portion of or interest in any of the Collateral.

“Commitment” means the agreement of Bank to make the Loan as set forth in Section 2.1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Continuing Directors” means the directors of Guarantor on the Origination Date.

“Control” with respect to any Person means and refers to the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of any class of voting securities (or other ownership interests) or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  The terms “Controls” and “Controlled by” shall have meanings correlative to the foregoing.

“Default Rate” means the sum of (a) the Interest Rate plus (b) 6%.

“Demand Deposit Accounts” means as defined in Section 2.3.

“Distributions” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock or Stock Equivalents of such Person, or any payment (whether in cash, securities or other property), any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock or Stock Equivalents or on account of any return of capital to any of such Person’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“EBITDA” means, for each measured period, Borrowers’ earnings before interest, taxes, depreciation, and amortization minus dividends and distributions.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Agreement” means an escrow agreement in form and substance acceptable to Bank to be executed by Borrowers, Escrowee and Bank, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.

“Escrowee” means the loan disbursing agent selected by Bank.

“Established” means the date of formation, incorporation, or organization for any registered entity under the laws of the United States, one of the several states of the United States, the District of Columbia, any of the territories and possessions of the United States, or an Indian tribal government.

“Event of Default” means as defined in Section 6.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedging Transaction if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Transaction (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Transaction.  If a Hedging Transaction arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Transaction that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to Bank or any recipient of any payment to be made by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document, (a) any Taxes imposed on or measured in whole or in part by revenue, net income (however denominated), capital or net worth of Bank or franchise or other taxes imposed in lieu thereof by any jurisdiction in which Bank is organized or incorporated, maintains its principal office or is doing business, and (b) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which Bank is located.

“Federal Reserve Board” means the Board of Governors of Federal Reserve System or any successor thereto.

“First Interest Payment Date” means the date set forth in the Statement of Terms.

“Fiscal Quarter” means a quarter annual period in a Fiscal Year.

“Fiscal Year” means any period of 12 consecutive calendar months as set forth in the Statement of Terms.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2020”) refer to the Fiscal Year ending on the last day of the Fiscal Year.  The Fiscal Year of each Borrower is set forth in the Statement of Terms.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any nation, sovereign or government; any state or other political subdivision thereof; any agency, authority or instrumentality thereof or of any such state or political subdivision; and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” means the Persons, trusts and other entities described as guarantors in the Statement of Terms.

“Guaranty” means the guaranty of Guarantor in the form prescribed by Bank, as it may be amended, modified, supplemented or replaced from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Transaction” means and include any transaction now existing or hereafter entered into between any Borrower and Bank which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Holding Company” means any Person all or substantially all of the assets of which comprise equity interests in other entities.

“Improvements” means all improvements from time to time constructed or existing on the Premises.

“Indebtedness” of any Person means, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (b) any obligation of such Person for the deferred purchase price of any property or services, except trade accounts payable, (c) any obligation of such Person as lessee under a capitalized lease, and (d) any indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person.  For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademark, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present or future infringement violation, misuse, misappropriation or other impairment thereof, whether arising under United States, multi-national or foreign laws or otherwise including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest Rate” means the rate of interest equal to the sum of (a) the Applicable Margin plus (b) the LIBOR Index.  Such interest rate will change once every third month on the fifth day of the month (a “Change Date”) and will be the LIBOR Index on the day which is two Banking Days prior to the Change Date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person (including formation of and investment in Subsidiaries); stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Lender Main Street Certifications” means such certifications as are required pursuant to the Main Street Program to be executed and delivered by Bank from time to time.

“LIBOR Index” means the rates per annum quoted by Bank as Bank’s three month LIBOR rate based upon quotes of the London Interbank Offered Rate, as quoted for U.S. Dollars by Bloomberg, or other comparable services selected by Bank.  The LIBOR Index is not necessarily the lowest rate charged by Bank on its loans.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Loan” means the term loan made pursuant to Section 2.1.1 in the Loan Amount.

“Loan Account” means as defined in Section 2.3.

“Loan Amount” means the amount of the Loan as set forth in the Statement of Terms.

“Loan Documents” means this Agreement, the Note, the Security Instruments, each Guaranty, the Subordination Agreement, and any other agreements, documents or instruments evidencing, guarantying, securing or otherwise relating to the Loan, as such agreements, documents and instruments may be amended, modified, extended, renewed or supplemented from time to time.

“Loan Party” means, collectively, each Borrower, each Guarantor and each other Person that agrees to pay or perform the Obligations or provide Collateral to secure the Obligations.  For clarity, the Loan Parties include the Selected Subsidiaries.

“Loan Year 1” commences on the Origination Date and ends on the day immediately preceding the first anniversary of the Origination Date, and each subsequent “Loan Year” commences on the Origination Date anniversary immediately following the end of the prior Loan Year

“Main Street Program” means the Main Street Program identified in the Statement of Terms, which has been authorized under Section 13(3) of the Federal Reserve Act and is intended to facilitate lending to small and medium sized businesses by certain eligible lenders.

“Main Street SPV” means MS Facilities LLC.

“Margin Stock” means as defined in Regulation U of the Federal Reserve Board or any regulation substituted therefor, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of each Borrower, any of any Borrower’s Subsidiaries or any other Loan Party; (b) the ability of any Borrower, any of any Borrower’s Subsidiaries or any other Loan Party to perform its obligations under the Loan Documents; (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Bank thereunder; or (d) the perfection or priority of any Lien on any of the Collateral.

“Material Contracts” with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least $100,000 or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means the date set forth in the Statement of Terms on which the Loan and all principal, interest and other charges thereon shall become due and payable, as such date may be accelerated or extended from time to time.

“Motor Vehicle” means all motor vehicles (including trucks and trailers) covered by a certificate of title law of any state.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Borrower/Guarantor Grantor” means Environmental Alternative Fuels, LLC, a Delaware limited liability company.

“Note” means the promissory note of Borrowers dated of even date herewith payable to Bank and evidencing the Loan, as such promissory note may be amended, modified, supplemented or extended from time to time.

“Obligations” means all of the liabilities, obligations and indebtedness of Borrowers to Bank of any kind or nature, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and including but not limited to (a) Borrowers’ obligations under the Note, (b) Borrowers’ obligations under this Agreement, (c) interest, charges, expenses, Attorneys’ Fees and other sums chargeable to Borrowers by Bank under this Agreement or any other Loan Document, (d) the obligations of Borrower under the other Loan Documents, and (e) any other obligation of Borrowers to Bank whether related or unrelated to the Loan Documents.  “Obligations” shall also include, without limitation, (i) any and all amendments, extensions, renewals, refundings or refinancings of any of the foregoing and (ii) all of the other liabilities, obligations and indebtedness of Borrowers of any kind or nature, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, due or to become due, related to or arising in connection with any deposit accounts of Borrowers held at Bank.

“Origination Date” means as set forth in the Statement of Terms.

“Origination Fees” means as set forth in the Statement of Terms.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Indebtedness” means (a) unsecured Indebtedness which may exist pursuant to any guaranties, performance bonds, surety bonds, or similar obligations of any Borrower incurred in the ordinary course of business, (b) purchase money equipment financing loans and leases incurred in the ordinary course of business, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time (i) to the extent any security interest therein is limited to such equipment, and (ii) all such Indebtedness does not exceed, in the aggregate $3,600,000 per Fiscal Year, or (c) Indebtedness of any Borrower to Guarantor, any direct or indirect wholly owned subsidiary of Guarantor, or to any other Borrower; provided (i) all such Indebtedness shall be evidenced by promissory notes, and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligation.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Premises” means the real property and all Improvements thereon, which real property is more particularly described on Exhibit B.

“Prohibited Equity Transfer” means as defined in Section 5.32.

“Qualified ECP Guarantor” means, in respect of any Hedging Transaction, each Loan Party that has total assets exceeding $10,000,000 at the time such Loan Party becomes obligated with respect to such Hedging Transaction (whether by guarantee or otherwise) or grants a security interest to secure such Hedging Transaction or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Required Principal Payment” means the dates and amounts set forth in the Statement of Terms.

“Requirement of Law” as to any Person, means the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” with respect to any Person, means the chief executive officer, president or chief financial officer of such Person, except that with respect to financial matters, the Responsible Officer shall be the chief executive officer or chief financial officer or treasurer of such Person.

“Security Instruments” means one or more mortgages, deeds of trust, fixture filings, with assignment of rents and security agreement executed by Non-Borrower/Guarantor Grantor, as mortgagor or trustor, to Bank, as trustee (as applicable), and naming Bank, as mortgagee or beneficiary, creating a first lien on the Premises, the Improvements and all other buildings, fixtures and improvements now or hereafter owned or acquired by Non-Borrower/Guarantor Grantor, and all rights and easements appurtenant thereto, all in form and substance acceptable to Bank and as the same may be amended, modified, restated, renewed or otherwise changed from time to time.

“Selected Subsidiaries” means one or more operating Subsidiaries selected by any Borrower to provide a guarantee for the Loan on a joint and several basis.  The Selected Subsidiaries (if any) are identified in the Statement of Terms.

“Sinking Fund Account” means is an interest bearing deposit account in the name of Borrowers established at Bank pursuant to the Sinking Fund Account Pledge and Security Agreement.

“Sinking Fund Pledge Account and Security Agreement” means one or more pledge and security agreements made by and between Borrowers and Bank with respect to the Sinking Fund Account, all in form and substance acceptable to Bank and as the same may be amended, modified, restated, renewed or otherwise changed from time to time.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means the Indebtedness of any Borrower that is subordinated pursuant to the Subordination Agreement, or such other subordination agreement as may be satisfactory to Bank.

“Subordinated Loan” means the loan provided to Guarantor and EVO Holding Company, LLC, by Subordinated Lender in the principal amount of $33,145,260.42.

“Subordinated Loan Agreement” means that certain Financing Agreement dated as of September 16, 2019, entered into by and among Guarantor and EVO Holding Company, LLC, as borrowers, the guarantors party thereto, the lenders party thereto, certain other parties and Cortland Capital Market Services LLC and its successors to serve as administrative agent and collateral agent under the Loan Documents (in such capacities, the “Administrative Agent” and the “Collateral Agent.

“Subordinated Loan Documents” means the Subordinated Financing Agreement and all other documents evidencing, guaranteeing, securing or otherwise pertaining to the Subordinated Loan.

“Subordinated Lender” means the lenders party to the Subordinated Loan Agreement and Cortland Capital Market Services LLC and its successors to serve as administrative agent and collateral agent under the Subordinated Loan Documents.

“Subordination Agreement” means that certain Subordination and Intercreditor Agreement of even date herewith among Bank, Borrowers, and Subordinated Lender.

“Subsequent Interest Payment Dates” means the date set forth in the Statement of Terms.

“Subsidiary” means any Person of which or in which any Borrower and its other Subsidiaries own directly or indirectly 50% or more of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Taxes” means all taxes (including income, excess profits, sales, gross receipts and other taxes, duties or imposts), levies, assessments, deductions, withholdings and charges imposed by any Governmental Authority, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Bank.

“UCC” means the Uniform Commercial Code as in effect in the State of Arizona, and any successor statute, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the UCC shall be construed to also refer to any successor sections.

“Unmatured Event of Default” means any event or condition which, with the lapse of time or giving of notice to Borrowers or both, would constitute an Event of Default.

1.2Other Definitional Provisions.  Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP.  Unless otherwise defined therein, all terms defined in this Agreement shall have the same meanings when used in the Note or in any other Loan Document.  Terms used in this Agreement which are defined in any Exhibit or Schedule hereto shall, unless the context otherwise indicates, have the meanings given them in such Exhibit or Schedule.  Other terms used in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

1.3Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4Payment.  Any reference herein or in any other Loan Document to the satisfaction, repayment or payment in full of the Obligations shall mean the indefeasible repayment in U.S. Dollars in full in immediately available funds (and in the case of any other contingent Obligations, providing cash collateral or other collateral as may be requested by Bank) of all of the Obligations other than (a) unasserted contingent indemnification Obligations, and (b) any Obligations relating to swap contracts that, at such time, are allowed by the applicable provider of such swap contracts to remain outstanding without being required to be repaid.

1.5No Presumption Against Any Party.  Neither this Agreement nor any other Loan Document nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement and the other Loan Documents have been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted, according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

1.6Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and shall be subject to all terms and provisions of the Loan Documents restricting, limiting or otherwise governing transfers of assets and other property and delegation of duties or other obligations.

2.LOAN.

2.1Term Loan.

2.1.1Loan.

(a)Commitment.  Subject to the terms and conditions of this Agreement and the Loan Documents, and in reliance upon the warranties of Borrowers set forth herein and in the Loan Documents, Bank agrees to disburse to Borrowers the Loan on the Origination Date in the Loan Amount.

(b)Capitalization of Interest.  During the period from and including the Origination Date until the First Interest Payment Date, on the fifth day of each month accrued and unpaid interest will be added to the principal amount of the Loan.  All accrued and unpaid interest that is so added to the principal amount of the Loan shall be Capitalized Interest and shall thereafter accrue interest at the Interest Rate or the Default Rate, as applicable.  Bank’s determination of the amount of interest and Capitalized Interest shall be final and conclusive, absent manifest error.

(c)Loan Interest.  Interest on the Loan shall accrue from the disbursement thereof at the Interest Rate.  The Interest Rate is a variable rate subject to change from time to time based on changes in the LIBOR Index.  The Interest Rate as determined by application of the LIBOR Index is to be strictly interpreted and the LIBOR Index is not intended to serve any purpose other than providing an index to determine the Interest Rate.  Bank’s LIBOR Index may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period.  Bank will tell Borrowers the current Index rate upon any Borrower’s request.  Borrowers understand that Bank may make loans based on other rates as well.

(d)Loan Payments.  Accrued and unpaid interest on the Loan for Loan Year 2 will be payable on the First Interest Payment Date.  Following the end of Loan Year 2, interest on the Loan will be payable quarterly on each Subsequent Interest Payment Date.  Principal of the Loan shall be payable as provided in the Statement of Terms-Required Principal Payments.  If any payment of principal or interest on the Loan is not paid when due, whether by acceleration or otherwise, or if any other Event of Default shall occur, the entire unpaid principal amount of the Loan shall bear interest thereafter until such amount is paid in full at the Default Rate.  Notwithstanding anything to the contrary, all Default Rate interest shall be payable on demand.

(e)Maturity of Loan.  The Loan and all principal, interest and other charges thereon shall be due and payable in full without notice or demand on the Maturity Date.  Borrowers acknowledge and agree that a balloon payment will be due on the Maturity Date.

(f)Mandatory Prepayment.  If on any date (such date, a “Trigger Date”), the Board of Governors of the Federal Reserve System or a designee thereof has, after consultation with Bank, notified Bank in writing that any Borrower has materially breached, made a material representation with respect to or otherwise failed to comply with the certifications in Section 2 (CARES Act Borrower Eligibility Certification and Covenants) or Section 3 (FRA and Regulation A Borrower Eligibility Certifications) of the Borrower Main Street Certification and Covenants in any material respect or that any such certification has failed to be true and correct in any material respect, then Bank shall promptly so notify Borrowers and Borrowers shall, no later than two Business Days after such Trigger Date, prepay the Loan in full, along with any accrued and unpaid interest thereon.

(g)Origination Fees.  On or before the Origination Date and as a further condition to Bank’s obligations hereunder, Borrowers shall pay to Bank the Origination Fees, which fees shall be fully earned as of the Origination Date and nonrefundable.

(h)Optional Sinking Fund Payments.  Following the end of Loan Year 2, Borrower may elect to make quarterly deposits into the Sinking Fund Account on each Subsequent Interest Payment Date.  If made, each such deposit must be in the amount of 3.75% of the sum of (a) the Loan Amount plus (b) Capitalized Interest. Except as otherwise set forth in the Subordination Agreement, at any time that the Cash Interest Condition is satisfied, Borrowers may pay cash interest to Subordinated Lender in accordance with and subject to the Subordination Agreement.  All amounts on deposit in the Sinking Fund Account on the Maturity Date shall be applied by Bank to the then-outstanding principal balance of the Loan and Note.  Upon the occurrence of an Event of Default, Bank may, at its discretion, apply all amounts on deposit in the Sinking Fund Account to the Obligations in such order as Bank may determine without consent of or notice to Borrowers or Guarantor.

2.1.2Voluntary Prepayment.  The Loan may be prepaid in whole or in part without premium or penalty at any time.  All prepayments will be applied to Required Principal Payments in the reverse order of maturity.

2.1.3Method of Calculating Interest and Fees.  Interest on the Loan and fees due pursuant to this Agreement shall be computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

2.1.4Late Charge.  If any payment on the Loan is 10 days or more late, Borrowers will be charged and agrees to pay a late charge of 5% of the payment.

2.1.5Dishonored Item Fee.  Borrowers will pay a fee to Bank of $15.00 if Borrowers make payment of the loan and the check or preauthorized charge with which Borrowers pay is later dishonored.

2.2Taxes.

2.2.1Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 2.2, each payment by Borrowers or any Guarantor under any Loan Document shall be made free and clear of all present or future Taxes other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on Bank as a result of a present or former connection between Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from Bank having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

2.2.2Gross-Up.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to Bank (a) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.2), Bank receives the amount it would have received had no such deductions been made; (b) Borrowers or Guarantor, as the case may be, shall make such deductions; (c) Borrowers and Guarantor shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with Requirements of Laws; and (d) within 30 days after such payment is made, the applicable Borrower or Guarantor shall deliver to Bank an original or certified copy of a receipt evidencing such payment.

2.2.3Other Taxes.  In addition, Borrowers agree to pay any stamp, documentary, excise or property tax, charges or similar levies imposed by any Requirement of Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by Borrowers or any Guarantor, Borrowers shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof.

2.2.4Indemnification.  Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor, Bank for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.2) paid by Bank and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of Bank claiming any compensation under this Section 2.2.4, setting forth the amounts to be paid thereunder and delivered to Borrowers, shall be conclusive, binding and final for all purposes, absent demonstrable error.  In determining such amount, Bank may use any reasonable averaging and attribution methods.

2.3Loan Account; Demand Deposit Account.  Bank shall establish or cause to be established on its books in Borrower’s name one or more accounts (each a “Loan Account”) to evidence the Loan made to Borrowers.  Bank will credit or cause to be credited to a commercial account (“Demand Deposit Account”) maintained by Borrowers at Bank’s office at 16435 N. Scottsdale Road, Suite 140, Scottsdale, AZ 85254 (or at such other office as Bank may elect) the amount of any sums advanced hereunder.  Any amounts advanced hereunder which are credited to Borrowers’ Demand Deposit Account, together with any other amounts advanced to Borrowers pursuant to this Agreement, will be debited to the applicable Loan Account and result in an increase in the principal balance outstanding in such Loan Account in the amount thereof.  As security for payment of the Loan and the performance by Borrowers of all other terms, conditions and provisions of the Loan Documents, Borrowers, as debtors, hereby pledge and assign to Bank, and grant to Bank a security interest in, all Borrowers’ right, title and interest in and to Loan Accounts.  Borrowers shall not, without obtaining the prior written consent of Bank, further pledge, assign or grant any security interest in any of the Loan Accounts, or permit any lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements to be filed thereon, except those naming Bank as the secured party, to be filed with respect thereto.  This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC.  Upon the occurrence and during the continuance of an Event of Default, Bank may apply all or any part of the funds in the Loan Accounts against the amounts outstanding under the Loan in any order and in any manner as Bank shall elect in Bank’s sole discretion without seeking the appointment of a receiver and without adversely affecting the rights of Bank to foreclose the liens and security interests securing the Loan or exercise its other rights under the Loan Documents.  All interest which accrues on the funds in the Loan Accounts shall be at a rate established by Bank, which may or may not be the highest rate then available, shall accrue for the benefit of Borrowers and shall be taxable to Borrowers and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.  At Bank’s request, the Borrowers will enter into deposit account control agreements providing for springing cash dominion over disbursement accounts.

2.4Note.  The Loan and all payments hereunder shall be evidenced by the Note and recorded on Bank’s books, which books shall be presumptive evidence of the amount of the Loan outstanding at any time hereunder.  Absent demonstrable error Bank’s books and records will be fully binding on Borrowers.

2.5Loan Disbursements.  Advances shall be made through the Escrowee pursuant to the provisions of the Escrow Agreement.  Borrower agrees to pay all fees and expenses of the Escrowee charged in connection with the performance of its duties under the Escrow Agreement.  The Loan Amount will deposited by Bank into the escrow account established by the Escrow Agreement, and the Loan shall be deemed fully made to Borrower on the date of such deposit.

2.6Making of Payments; Application of Collections; Charging of Accounts.

2.6.1Time and Place of Payment.  All payments hereunder shall be made without set-off or counterclaim and shall be made to Bank in immediately available funds (except as Bank may otherwise consent) prior to 12:30 p.m., Arizona time, on the date due at its office at 16435 N. Scottsdale Road, Suite 140, Scottsdale, AZ 85254, or at such other place as may be designated by Bank to Borrowers in writing.  Any payments received after such time shall be deemed received on the next Banking Day.  Whenever any payment to be made hereunder or under the Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the calculation of interest and any fees.

2.6.2Application.  Borrowers authorize Bank, and Bank will, subject to the provisions of this Section 2.6.2, apply the whole or any part of any amounts received by Bank from the collection of items of payment and proceeds of any Collateral (whether received upon any sale or other disposition of Collateral by Bank or otherwise), as follows:

(a)So long as no Event of Default exists:

First, to payment of amounts then due in respect of fees and expenses for which Borrowers ar obligated under this Agreement or any Loan Document;

Second, to payment of amounts then due in respect of interest on the Loan;

Third, to the repayment of outstanding principal of the Loan; and

Fourth, to the payment of all other Obligations then due; and

(b)during the continuance of an Event of Default, against the Obligations, whether or not then due, in such order of application as Bank may determine, unless such payments or proceeds are, in Bank’s discretion, released to Borrowers;

provided, however, that no checks, drafts or other instruments received by Bank shall constitute final payment to Bank unless and until payment of such item has actually been received in immediately available funds.

2.7Right of Setoff.  To the extent permitted by applicable law, Bank reserves a right of setoff in all Borrowers’ accounts with Bank (whether checking, savings, or some other account).  This includes all accounts Borrowers hold jointly with someone else and all accounts Borrowers may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrowers authorize Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

2.8Supplemental Documents; Documental Errors.  Borrowers agree that they will, within 10 days of a request by Bank, comply with any reasonable request by Bank to correct documentation errors, omissions or oversights, if any, that occur in any documentation relating to this Loan.

2.9Recovery of Additional Costs.  If the imposition of or any change in any law, rule, regulation or guideline, or the interpretation or application of any thereof by any court or administrative or Governmental Authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except federal, state or local income or franchise taxes imposed on Bank), reserve requirements, capital adequacy requirements or other obligations which would (a) increase the cost to Bank for extending or maintaining the credit facilities to which this Agreement relates; (b) reduce the amounts payable to Bank under this Agreement or the Related Documents; or (c) reduce the rate of return on Bank’s capital as a consequence of Bank’s obligations with respect to the credit facilities to which this Agreement relates, then Borrowers agre to pay Bank such additional amounts as will compensate Bank therefor, within five days after Bank’s written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error.

2.10LIBOR Unavailability.  If Bank determines, in its sole discretion, that the LIBOR Index (a) has been or imminently will be discontinued, (b) is no longer an industry accepted reference rate for loans of a similar type to the Loan and/or has been superseded by an alternative reference rate, or (c) is no longer representative or may not be used pursuant to a public statement by the administrator of the LIBOR Index or other regulatory authority (e.g., the Federal Reserve), in each case with respect to any type of loan or transaction, then Bank may select an alternative reference rate, which may reflect adjustments to the spread or margin (collectively, the “Substitute Index Rate”), to be used in lieu of the LIBOR Index based interest rate set forth in this Agreement (the “Pre-Substitute Rate”).  Bank and Borrowers acknowledge that the discontinuation of the LIBOR Index is a future event over which neither Bank nor any Borrower has influence but which will necessarily affect the Pre-Substitute Rate.  Accordingly, Bank shall use reasonable efforts to select a substitute Index rate that Bank in good faith believes is a practical means of preserving the party’s intent relative to the economics of the Pre-Substitute Rate.  Notwithstanding the foregoing, the parties acknowledge that initially and/or over time, the Substitute Index Rate will differ from the Pre-Substitute Rate.  In selecting the Substitute Index Rate, Bank shall consider to what extent and the manner in which industry standard accepted substitutes for the LIBOR Index has been established, and the parties agree that the different substitute Index Rates may be selected for different types of loans and transactions.  Borrower agrees that Bank shall not be liable in any manner for the selection of a Substitute Index Rate provided Bank makes such selection in good faith.  The Substitute Index Rate shall be in lieu of the Pre-Substitute Rate and all references in this Agreement to the Pre-Substitute Rate shall be deemed to refer to the Substitute Index Rate, effective as of the date specified by Bank, in a written notice given by Bank to Borrowers.  To the extent practicable, such notice shall be given at least 30 days prior to the Effective Date.  The Substitute Index Rate shall remain in effect from the effective date set forth in such notice until the Maturity Date as such date may be extended, unless such an instance occurs where the Substitute Index Rate is no longer available, in which case the provisions of this Section will again apply for the purposes of replacing the Substitute Index Rate.

3.CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND OTHER MATTERS.

3.1Conditions Precedent to Loan.  The obligations of Bank pursuant to this Agreement to fund the Loan on the Origination Date is subject to satisfaction of the following conditions precedent:

3.1.1Due Diligence.  Bank shall have completed its due diligence review of the business, operations and assets of Borrowers and each other Loan Party, the results of which shall provide Bank with results and information which, in Bank’s sole determination, are satisfactory to permit Bank to enter into the secured financing transaction described in this Agreement and the Loan Documents.

3.1.2Security Interest.  The security interest in the Collateral and all other Liens granted to Bank to secure the Obligations, shall be a senior, perfected Lien and, except as otherwise agreed by Bank, a first priority Lien, and all financing statements and other documents relating to Collateral shall have been filed or recorded, as appropriate.  Bank shall have received such evidence of such filings and recordings as Bank may require.

3.1.3Exhibits; Schedules.  All Exhibits and Schedules to this Agreement and each Loan Document shall have been completed and submitted to Bank, shall be in form and substance reasonably satisfactory to Bank and shall contain no facts or information which Bank, in its sole judgment, determines to be unacceptable.

3.1.4Financial Statements.  Bank shall have received and approved (a) such financial statements and reports as Bank may reasonably require with respect to Borrowers and each Loan Party and (b) such information regarding Borrowers’ underwriting standards and practices as Bank may require.  By signing this Agreement, Bank acknowledges and agrees that this condition has been satisfied.

3.1.5Search Reports.  Bank shall have received and approved UCC searches and financing statements, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents as Bank may reasonably require and in such form as Bank may require, in order to reflect, perfect or protect Bank’s first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

3.1.6Opinion Letter.  Bank shall have received the opinion of counsel to Borrower and other Loan Parties covering such matters as Bank and its counsel may reasonably request.

3.1.7Fees.  Borrowers shall have paid all loan fees required to be paid on or before the Origination Date and all other reasonable fees, costs, expenses and other amounts due and payable as of the Origination Date by Borrowers or any other Person pursuant to this Agreement and the other Loan Documents.

3.1.8No Material Adverse Change.  No event or condition shall exist that has had or could reasonably be expected to have a Material Adverse Effect.

3.1.9Receipt of Documents.  Bank shall have received the following, duly executed by the parties thereto and in form and substance satisfactory to Bank:

(a)Loan Documents.  This Agreement and the other Loan Documents.

(b)Corporate, Limited Liability, or Partnership Documents.  If any Borrower or any other Loan Party is a corporation, a limited liability company, or a partnership, certified copies of (i) resolutions of its board of directors, members or partners, as the case may be, authorizing such Borrower or such Loan Party, as applicable, to execute, deliver and perform pursuant to its Loan Documents and to grant to Bank the Liens provided in the Loan Documents and certifying the names and signatures of the officers, members or partners, as the case may be, of such Borrower or such Loan Party, as applicable, authorized to execute the Loan Documents on behalf of such Borrower or such Loan Party, as applicable; (ii) the certificate of incorporation and bylaws, articles of organization and operating agreement, or partnership agreement, as the case may be, of such Borrower or such Loan Party, as applicable; (iii) a certificate of good standing as a corporation, limited liability company or limited partnership, as the case may be, from such Borrower’s or such Loan Party’s, as applicable, state of organization; and (iv)  certificates regarding incumbency, authorization and organizational documents from Borrowers and the members, partners and managers in Borrowers in form satisfactory to Bank.

(c)Financing Statements.  Bank shall have received evidence of the filing of such financing statements as Bank may require.

3.1.10Subordinated Loan Documents.  Bank shall have received true, correct and complete copies of all Subordinated Loan Documents.

3.1.11Solvency Certificate.  A Responsible Officer of Borrowers shall have provided a solvency certificate with respect to Borrowers satisfactory to Bank.

3.1.12Other Indebtedness.  All Indebtedness of Borrowers other than Indebtedness permitted pursuant to Section 5.15 shall have been paid in full and all Liens in connection therewith shall have been terminated and released.

3.1.13Reserved.

3.1.14Borrowers’ Certificate.  Borrowers shall have executed and delivered the Borrower Main Street Certification and Covenants and satisfied all other conditions of the Main Street Program.

3.1.15Main Street Participation.  Bank shall have received a commitment letter from Main Street SPV that it will purchase a participation interest in 95% of the Loan Amount, which shall be in form and content satisfactory to Bank in its sole and absolute discretion.

3.1.16Main Street Program.  Bank shall have otherwise determined in its sole discretion that the Loan is eligible for the Main Street Program.

3.1.17Execution of Co-Lender Agreement and Related Documents.  Borrowers shall have executed each assignment and assumption, co-lender and other agreement required in connection with the Main Street Program, all of which shall be in form and content satisfactory to Bank and shall have been accepted by the Federal Reserve as satisfying the requirements of the Main Street Program.

4.REPRESENTATIONS AND WARRANTIES.  To induce Bank to make the Loan to Borrowers under this Agreement, Borrowers make the following representations and warranties, all of which shall be true and correct as of the date the Loan is made and on each other date specified in this Agreement and the other Loan Documents and shall survive the execution of this Agreement and the making of the Loan:

4.1Corporate, Limited Liability Company or Partnership Existence, Authority and Authorization.  If any Loan Party is a corporation, a limited liability company or a partnership, such Loan Party is validly existing, and in the case of a corporation or limited liability company is in good standing, under the laws of the jurisdiction of its formation or organization and has the requisite power and authority to execute, deliver and perform the Loan Documents.  The execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized by all requisite action by or on behalf of each Loan Party and will not conflict with, or result in a violation of or a default under, the certificate of incorporation or bylaws, the limited liability company operating agreement or the partnership agreement of any Loan Party, as the case may be.  If any Loan Party is not formed or organized under the law of the State of Arizona, such Loan Party is qualified to do business as a foreign corporation, limited liability company or partnership, as the case may be, and in the case of a corporation or limited liability company is in good standing, under the law of the State of Arizona.  Without limiting the foregoing, each Loan Party is a Business and was established prior to March 13, 2020.

4.2Authorization.  Each Loan Party is duly authorized to execute and deliver this Agreement, the Note, and the other Loan Documents, and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement, the Note and the other Loan Documents.

4.3No Conflict; Government Consent.  Neither the execution and delivery by any Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower, (b) any Borrower’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which any Borrower is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the property of any Borrower pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the applicable Borrower, is required to be obtained by any Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the business and operations of Borrowers, the payment and performance by each Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

4.4Validity and Binding Effect.  This Agreement and the Loan Documents have been duly executed and delivered by each Loan Party and constitute the legal, valid and binding obligations of each Loan Party, enforceable against each Loan Party in accordance with their respective terms.

4.5No Default.  No Borrower is in default under any agreement or instrument to which such Borrower is a party or by which any property of such Borrower is bound or affected, which default could reasonably be expected to have a Material Adverse Effect.

4.6Financial Statements.  Borrowers’ and Guarantor’s financial statements referred to in the Statement of Terms, copies of which have been furnished to Bank, have been prepared in conformity with GAAP and present fairly and in all material respects the financial condition of Borrowers and Guarantor as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statements) to year-end audit adjustments.

4.7Material Adverse Change.  Except as set forth in Schedule 4.7, since the date of the financial statements, there has been no change in the business, property, prospects, condition (financial or otherwise) or results of operations of any Borrower which has had or would reasonably be expected to have a Material Adverse Effect.

4.8Indebtedness; Litigation; Contingent Liabilities.

4.8.1Outstanding Indebtedness.  Except (a) as set forth in Schedule 4.8.1, (b) for Indebtedness pursuant to this Agreement, and (c) for other Indebtedness permitted pursuant to this Agreement, Borrowers and their Subsidiaries have no outstanding Indebtedness.

4.8.2No Litigation.  Except for those referred to in Schedule 4.8.2, no claims, litigation, arbitration proceedings or governmental proceedings are pending or, to the best of each Borrower’s knowledge, threatened against or are affecting any of any Borrower’s Subsidiaries, the results of which has had or would reasonably be expected to have a Material Adverse Effect.

4.8.3No Contingent Liabilities.  Other than any liability incident to the claims, litigation or proceedings disclosed in Schedule 4.8.2, or provided for or disclosed in the financial statements referred to in Section 4.6, no Borrower nor any Subsidiary of any Borrower has any material contingent liabilities.

4.8.4No Defaults.  No default or event of default has occurred and is continuing with respect to any Indebtedness of any Borrower or any of its Subsidiaries.

4.9Liens.  None of the Collateral or other property, revenues or assets of any Borrower or its Subsidiaries is subject to any Lien except: (a) Liens listed on Schedule 4.9 and (b) Liens which are permitted pursuant to this Agreement.

4.10Ownership/Subsidiaries.  Guarantor owns, directly or indirectly, 100% of the Stock and Stock Equivalents of each Borrower.

4.11Investment.  Neither any Borrower nor any of its Subsidiaries is a partner or joint venturer in any partnership or joint venture or a member or shareholder in any other limited liability company, corporation, or the owner of any Investment other than Borrowers’ investment in the Collateral and Cash Equivalent Investments.

4.12Chief Executive Office.  On the date hereof the office where each Borrower keeps such Borrower’s and its Subsidiary’s books and records concerning the Collateral, and such Borrower’s chief place of business, is located at the address of such Borrower set forth on the signature pages of this Agreement.  Schedule 4.12 contains a complete and accurate list, as of the date of this Agreement, of all of Borrowers’ places of business other than that referred to in the first sentence of this Section 4.12.

4.13ERISA.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and (b) no ERISA Event has occurred or is reasonably expected to occur.

4.14Regulation U.  Neither any Borrower nor any of its Subsidiaries is engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any Margin Stock or for any other purpose which would violate any of the margin regulations of the Federal Reserve Board.

4.15Compliance With Laws.  Borrowers and their Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property.

4.16Ownership of Properties.  Borrowers and their Subsidiaries have good title, free of all Liens other than those permitted by this Agreement, including, without limitation, those Permitted Liens set forth in Section 5.21, to all of the property and assets reflected in Borrowers’ most recent financial report provided to Bank pursuant to Section 5.2.1(a) or Section 5.2.1(b) as owned by Borrowers.

4.17Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates and otherwise in compliance with the Loan Documents.  Schedule 4.17 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Origination Date.  Each insurance policy listed on Schedule 4.17 is in full force and effect (or has been replaced with policies satisfying the requirements of the Loan Documents) and all premiums in respect thereof that are due and payable have been paid.

4.18Material Contracts.  Borrowers have delivered true, correct and complete copies of all Material Contracts to which any Borrower is a party or is bound as of the Origination Date to Bank on or before the Origination Date.  The Borrowers are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

4.19Intellectual Property.  Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted.  No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any Intellectual Property, nor is any Borrower aware of any valid basis for any such claim.  The use of Intellectual Property by each Loan Party does not materially infringe on the rights of any Person.

4.20Plan Assets; Prohibited Transactions.  Neither any Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loan hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.  “Benefit Plan Investors” (as defined in 29 C.F.R. § 2510.3-101(f)) do not own 25% or more of the value of any class of equity interests in any Borrower.

4.21Assets as Plan Assets.  The assets of Borrowers do not constitute, for any purpose of ERISA or Section 4975 of the IRC, a “plan” as defined in Section 3(3) of ERISA or Section 4975 of the IRC.

4.22Solvency.

4.22.1Assets Exceed Liabilities.  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of the Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of the Loan, (a) the fair value of the assets of each Borrower (on an individual and consolidated basis), at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Borrower (on an individual and consolidated basis); (b) each Borrower (on an individual and consolidated basis) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) each Borrower (on an individual and consolidated basis) will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

4.22.2Debt Incurrence.  Borrowers do not intend to and do not believe that they and their Subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

4.23Taxes.  Each Borrower and its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its taxes which are due and payable, except such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained.  Neither any Borrower nor any of its Subsidiaries have been subject to audit by the Internal Revenue Service.

4.24Investment Company Act Representation.  Neither any Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.25Public Utility Holding Company Act Representation.  Neither any Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.26Hazardous Substances.  Except as disclosed to and acknowledged by Bank in writing, each Borrower represents and warrants that:  (a) during the period of such Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral; (b) such Borrower has no knowledge of, or reason to believe that there has been (i) any breach or violation of any Environmental Laws; (ii) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (iii) any actual or threatened litigation or claims of any kind by any person relating to such matters; and (c) neither any Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state and local laws, regulations and ordinances, including, without limitation, all Environmental Laws.

4.27Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect (a) there are no strikes, lockouts or other labor disputes pending or, to the knowledge of Borrowers, threatened against any Loan Party, (b) hours worked by and wages paid to employees of each Loan Party have not violated the Fair Labor Standards Act or any other applicable Requirement of Law, and (c) all payments due in respect of employee health and welfare insurance from any Loan Party have been paid or properly accrued on the books of the relevant Loan Party.

4.28Security Documents.  The Security Agreement creates in favor of Bank a legal, valid, continuing and enforceable first priority security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings are in appropriate form and have been or will be filed in all offices necessary to perfect the security interest granted pursuant to the Security Agreement.  Upon such filings and/or the obtaining of “control” (as defined in the Uniform Commercial Code), Bank will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including, without limitation, the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made) in each case prior and superior in right to any other Person, except for Liens permitted under Section 5.21.

4.29Related Agreements.  All representations and warranties of Borrowers and the other Loan Parties contained in any Loan Documents are true and correct as if made on the date hereof and Borrowers hereby adopt and confirm all such representations and warranties which Borrowers agree shall be incorporated by reference herein and made a part hereof.

4.30Anti-Money Laundering and Anti-Terrorism Laws.  Borrowers and their Subsidiaries are in full compliance with the Anti-Money Laundering and Anti-Terrorism Laws.  Neither any Borrower nor any Person who owns a controlling interest in or otherwise controls any Borrower or any other Loan Party is (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation; or (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders.

4.31Main Street Program.

4.31.1General.  All representations, warranties, statements and other information included in the Borrower Main Street Certification and Covenants or otherwise provided by or on behalf of Borrowers in connection with the Main Street Program is accurate, true, correct, and complete in all respects.

4.31.2Loan Amount.  Neither any Borrower nor any of its Affiliates has previously received, or has an application pending to receive, funding through any credit facility included within the Main Street Loan Program.

4.31.3EBITDA.  The Loan Amount is an amount that, when added to Borrowers’ existing outstanding and undrawn available debt, does not exceed six times Borrowers’ adjusted 2019 EBITDA.  If Borrower is a Holding Company (as set forth in the Statement of Terms) the Loan is in an amount that, when added to the Selected Subsidiaries’ aggregate outstanding and undrawn available debt, does not exceed six times such Selected Subsidiaries’ aggregate adjusted 2019 EBITDA.

4.31.4Other Main Street Loans.  Neither any Borrower nor any of Borrower’s Affiliates has previously received or has applied to receive funding under the Main Street Program.

4.31.5Holding Company.  Except as set forth on Schedule 4.31.5, Borrower is not a company, all or substantially all of the assets of which comprise equity interests in other entities.

4.32Accurate Information.   All information in any loan application, financial statement, certificate, or other document, and all other information previously delivered by or on behalf of Borrowers to Bank in connection with this Agreement is correct and complete in all material respects, and there are no omissions therefrom that would result in any such information being incomplete, incorrect, or misleading in any material respects as of the date thereof.  Since the date of such information, there has been no event or condition which would reasonably be expected to cause a Material Adverse Effect.

4.33Subordinated Loan Documents.  Borrowers have provided Bank with a true, correct and complete copy of the Subordinated Loan Documents.  The Subordinated Loan Documents are in full force and effect, and the Subordinated Loan Documents have not been assigned, transferred, mortgaged, or otherwise encumbered.  No notice of default from Subordinated Lender has been received by any Loan Party with respect to the Subordinated Loan that has not been cured, and no notice of default to Subordinated Lender has been given that has not been cured.  To the best of Borrowers’ knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default under Subordinated Loan Documents.

5.BORROWER COVENANTS.  From the date of this Agreement and thereafter until all Obligations of Borrowers hereunder are paid in full and all obligations and commitments of Bank to make further advances hereunder have expired or terminated, Borrowers agree that unless Bank shall otherwise consent in writing, Borrowers agree as follows:

5.1Books and Records; Information; Access By Bank.  Borrowers will, and each will cause its Subsidiaries to, maintain a single, standard, modern system of accounting (including, without limitation, a single, complete, and accurate set of books and records of its assets, business, financial condition, liabilities, operations, property, prospects, and results of operations) in accordance with good accounting practices.  Borrowers shall furnish to Bank all information concerning Borrowers and their Subsidiaries and the assets, business, financial condition, liabilities, operations, property, prospects, and results of operation of Borrowers and their Subsidiaries as Bank reasonably requests from time to time.  During business hours Borrowers shall give representatives of Bank access to all assets, property, books, records, documents and personnel of Borrowers and shall permit Bank representatives to inspect such assets and property, to audit, copy, examine, and make excerpts from the books, records, and documents, and to make inquiry of Borrowers and Borrowers’ personnel and receive answers.  Borrowers shall, and shall cause the personnel of Borrowers to, cooperate and assist Bank and Bank’s representatives.  In this regard, without limitation, Bank shall have the right to conduct periodic inspections of the Collateral.  In addition, Bank shall have the right to verify any information provided by Borrowers to Bank by inquiry to any appropriate third Persons.  If Borrowers or any of their Subsidiaries now or at any time hereafter maintains any records (including, without limitation, computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrowers, upon request of Bank, shall notify such party to permit Bank free access to such records at all reasonable times and to provide Bank with copies of any records it may request, all at Borrowers’ expense.

5.2Financial Statements and Other Reports.  Furnish to Bank in form satisfactory to Bank:

5.2.1Financial Reports.

(a)Borrower Annual Report.  Within 90 days after the end of each Fiscal Year of Borrowers, copies of the balance sheet of Borrowers as of the end of each such Fiscal Year and statements of income and retained earnings and a statement of cash flow of Borrowers for such Fiscal Year, in each case setting forth in comparative forms the figures for the preceding Fiscal Year of Borrowers, all in reasonable detail and prepared in accordance with GAAP, which statements shall be reviewed by independent certified public accountants satisfactory to Bank.

(b)Borrower Quarterly Report.  Within 45 days after the end of each Fiscal Quarter of Borrowers, copies of the balance sheet of Borrowers as of the end of such Fiscal Quarter and statements of income and retained earnings and a statement of cash flow of Borrowers for such Fiscal Quarter and for the portion of the Fiscal Year then ended, which statements may be internally prepared by Borrowers.

(c)Main Street Reporting.  As soon as available, but in any event within 60 days after the end of each Fiscal Quarter of Borrowers, Borrowers shall deliver to Bank financial reporting in a form and substance reasonably acceptable to Bank setting forth the financial information, and where applicable, reasonably detailed calculations of the required data, as set forth in Exhibit G hereto as at the end of such Fiscal Quarter of Borrowers, which financial reporting and calculations, in each case shall be true and accurate in all material respects and where applicable, present fairly in all material respects the financial condition of Borrowers for the period covered thereby in accordance with GAAP, consistently applied.

(d)Borrower Tax Returns.  As soon as available, but in any event within 15 days after filing (including any extensions thereof), true, correct and complete copies of all federal and state income tax returns of Borrowers which are required to have been filed, together with all schedules and K-1s attached thereto.

(e)Officer’s Certificate.  Together with the financial statements furnished by Borrowers under Section 5.2.1(a) and 5.2.1(b), Borrowers shall deliver to Bank a certificate of a Responsible Officer of Borrowers, dated the date of such statements, an officer’s certificate in the form of Exhibit D, certifying to the truth, accuracy and correctness of such statements in all material respects and containing a statement that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it.

(f)Reserved.

(g)Guarantor Tax Returns.  As soon as available, but in any event within 15 days after filing (including any extensions thereof), true, correct and complete copies of all federal and state income tax returns of Guarantor, together with all schedules and K-1s attached thereto.

(h)Guarantor Annual Report.  Within 60 days after the end of each Fiscal Year of Guarantor, a copy of the statement of assets and liabilities of Guarantor as of the end of such Fiscal Year, prepared in a form approved by Bank, Borrower and Guarantor.

(i)Reserved.

5.2.2Other Reports.

(a)Report of Change Relating to Borrower.  Promptly from time to time, Borrowers shall deliver to Bank a written report of any change in the information disclosed on the Schedules to this Agreement concerning Borrowers or any other Loan Party, which change would reasonably be expected to have a Material Adverse Effect.

(b)Intellectual Property; Licenses.  Promptly from time to time, Borrowers shall deliver to Bank a written report of any change to any patents, trademarks and copyrights.

(c)Organizational Changes.  Promptly, and in any event within 30 days thereafter, to the extent not previously disclosed to Bank, a description of any change in the jurisdiction of organization of any Loan Party.

(d)Public Filings.  Promptly after the same are sent, copies of all proxy statements, financial statements and reports that any Loan Party sends to any of its securities holders, and copies of all reports and registration statements that any Loan Party files with the SEC or any national securities exchange.

(e)Reserved.

(f)Material Contracts.  Promptly upon receipt of the same, copies of all notices, requests and other documents received by any Loan Party under or pursuant to any Material Contract or instrument, indenture or loan agreement regarding or related to any breach or default by any party thereto or any other event that would be reasonably likely to materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of the foregoing and such information and reports regarding Material Contracts and such instruments, indentures and loan agreements as Bank may request from time to time.

(g)Other Reports.  Borrowers shall deliver to Bank any information required to be provided pursuant to other provisions of this Agreement, and such other reports or information from time to time reasonably requested by Bank.

5.3Use of Proceeds.  Borrowers will use the proceeds of the Loan for general corporate purposes and, as applicable, the specific purposes set forth in this Agreement.  Borrowers will not use any of the proceeds of the Loan to purchase or carry any Margin Stock in any manner prohibited pursuant to this Agreement.

5.4Notices of Default/Other Events.  Borrowers will give prompt notice in writing to Bank of the occurrence of any Event of Default or Unmatured Event of Default and any other event or occurrence with respect to Borrowers or the Collateral that would reasonably be expected to have a Material Adverse Effect.  Borrowers will give prompt notice in writing to Bank of (a) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrowers or any Affiliate that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; (b) the occurrence of any ERISA Event; and (c)

any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.  Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.5Existence.  If any Borrower is a corporation, a limited liability company or a partnership, such Borrower shall continue to be validly existing, and in the case of a corporation or a limited liability company in good standing, under the law of the jurisdiction of its organization or formation.  Without limiting the foregoing, each Borrower and each other Loan Party shall at all times be and remain a Business.

5.6Nature of Business; Single Purpose.  Borrowers will not, and will not permit any of their Subsidiaries to, engage in any business activities substantially different than those in which Borrowers are presently engaged.  Borrowers shall not, and will not permit any of their Subsidiaries to, (a) fail to maintain their records, books of account and bank accounts separate and apart from those of its members, Affiliates and any other Person, (b) fail to correct any known misunderstanding regarding the separate identity of such Borrower or such Subsidiary, or (c) fail to use separate contracts, purchase orders, stationery, invoices and checks.

5.7Taxes.  Borrowers will, and will cause their Subsidiaries to, pay when due all of its taxes, unless and only to the extent that Borrowers are contesting such taxes in good faith and by appropriate proceedings and Borrowers have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.  Borrowers will, and will cause their Subsidiaries to, file its federal income tax return for each tax year not later than statutory deadline, including extensions that have been timely filed, for the tax year.  Borrowers shall not, and will not permit any of their Subsidiaries to, change its fiscal or tax year without Bank’s prior consent.

5.8Compliance.  Borrowers will, and will cause their Subsidiaries to, comply with all laws, statutes, judicial or administrative orders, licenses, permits and governmental rules and regulations now or hereafter applicable to it and its business or operations or to the use or occupancy of the Collateral, including, without limitation, the Americans With Disabilities Act.

5.9Other Agreements.  Borrowers will, and will cause their Subsidiaries to, comply with all terms and conditions of all Material Contracts, whether now or hereafter existing, between any Borrower or any such Subsidiary, on the one hand, and any other party, on the other hand.  Borrowers will notify Bank immediately in writing of any default in connection with any Material Contracts.

5.10Operations.  Borrowers will, and will cause their Subsidiaries to, maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel and Borrowers shall provide written notice to Bank of any change in executive and management personnel.  Borrowers shall, and shall cause their Subsidiaries to, conduct its business affairs in a reasonable and prudent manner.

5.11Environmental Assessments.  Borrowers will provide, and will cause their Subsidiaries to provide, such information, assessment and certifications which Bank may reasonably request from time to time pertaining to the environmental aspects (including, without limitation, compliance with Environmental Laws) of Borrowers and their Subsidiaries and any real property owned, operated or controlled by Borrowers or any of their Subsidiaries.  Without limiting the foregoing, Borrowers shall promptly conduct and complete, at Borrowers’ expense, all such investigations, studies, samplings and testings as may be required by Bank or any Governmental Authority relative to any substance, or any waste or byproduct of any substance defined is toxic or a hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrowers or any of their Subsidiaries.

5.12Environmental Compliance and Reports.  Borrowers shall, and shall cause their Subsidiaries to, comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on any Borrower’s or any Subsidiary’s part or on the part of any third party, on property owned or occupied by any Borrower or any Subsidiary, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and is in compliance with the conditions of a permit issued by the appropriate federal, state or local Governmental Authorities; shall furnish to Bank promptly and in any event within 30 days after the receipt thereof a copy of any notice, summons, lien, citation, directive, or letter or other communication from any Governmental Authority concerning any intentional or unintentional action or omission on the part of any Borrower or any of their Subsidiaries in connection with any environmental activity whether or not there is damage to the environment or other natural resources.  Borrowers authorize Bank and its agents to enter upon the Collateral to make such inspections and tests as Bank may deem appropriate to determine compliance of the Collateral with this Section.  Any inspections or tests made by Bank shall be at Borrowers’ expense and for Bank’s purposes only and shall not be construed to create any responsibility or liability on the part of Bank to Borrowers or to any other person.  The representations and warranties contained herein are based on Borrowers’ due diligence in investigating the Collateral for hazardous waste and Hazardous Substances.  Borrowers hereby (a) release and waive any future claims against Bank for indemnity or contribution in the event Borrowers become liable for cleanup or other costs under any such laws and (b) agree to indemnify, defend and hold harmless Bank against any and all claims, losses, liabilities, damages, penalties and expenses which Bank may directly or indirectly sustain or suffer resulting from a breach of this Section or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral.  The provisions of this Section, including the obligation to indemnify and defend, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Bank’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

5.13Lost Note.  In the event the Note is lost or destroyed, Borrowers hereby covenant and agree that they shall, within 10 days of a request by Bank and receipt from Bank of an affidavit of loss/destruction, execute and deliver to Bank a replacement Note.

5.14Restricted Payments.  As more particularly provided in the Borrower Main Street Certification and Covenants, Borrowers agree not to pay dividends or make other capital distributions with respect to the equity interests or Common Stock Equivalents of Borrowers, except as provided below.  For purposes of these restrictions, the term “Common Stock Equivalents” includes common stock in a corporation and equivalent interest in a partnership, limited liability company, a business organized as a trust or other legal entities.  “Dividends and Other Capital Distributions” means any payment made with respect to Borrowers’ Common Stock Equivalents, including a discretionary dividend payment.  In addition, preferred stock or any other equity interest in Borrowers that provides for mandatory or preferential payment of dividends or other distributions shall be subject to these restrictions unless both (a) the equity interests and the obligation to pay dividends or distributions existed as of March 27, 2020 and (b) no Event of Default or Unmatured Event of Default has occurred and is continuing.  Dividends and Other Capital Distributions do not include repurchases or redemptions.  Borrowers may make distributions in respect of their Common Stock Equivalents to the extent reasonably required to cover its owner’s tax obligations in respect of the entities’ earnings.  Such distributions shall be subject to an annual reconciliation, with any surplus or deficiency to be deducted from or added to distributions, as applicable, in the following year.

5.15Prohibition on Early Repayment of Other Debt.  Except to the extent expressly permitted in the Borrower Main Street Certification and Covenants, Borrowers shall not repay the principal balance of, or pay any interest on, any debt, unless the principal or interest payment is mandatory and due.

5.16Main Street Covenants.  All of the certifications, representations, warranties, covenants and agreements made by or on behalf of Borrowers in the Borrower Main Street Certification and Covenants are hereby incorporated by reference as if fully set forth herein and are hereby made the representations, warranties, certifications, covenants and agreements of Borrowers.  All such representations, warranties, covenants and agreements of Borrowers in the Borrower Main Street Certification and Covenants shall be in addition to any representations, warranties, certifications, covenants and agreements set forth in this Agreement or the other Loan Documents and in the event of any conflict between the representations, warranties, certifications, covenants and agreements set forth in the Borrower Main Street Certification and Covenants and this Agreement or the other Loan Documents, the Borrower Main Street Certification and Covenants shall control.

5.17Indebtedness.  Borrowers will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

5.17.1Loan.  The Loan from time to time outstanding pursuant to this Agreement.

5.17.2Existing Indebtedness.  Indebtedness existing on the date hereof and described in Schedule 4.8.1 (excluding Indebtedness described on Schedule 4.8.1 to be paid off at closing).

5.17.3Trade Payables.  Trade payables (including intercompany trade payables) incurred and paid in the ordinary course of business and in any event within 60 days after the invoice date

5.17.4Permitted Indebtedness.  Permitted Indebtedness as defined in Section 1.1.

5.18Continuity of Operations.  Borrowers covenant and agree with Bank that while this Agreement is in effect, Borrowers shall not, and will not permit any of their Subsidiaries to:  (a) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (b) during the occurrence and continuance of an Event of Default, or event that with the giving of notice or the passage of time, or both, would become an Event of Default, make any Distribution with respect to any capital account, whether by reduction of capital or otherwise.

5.19Sale of Assets.  Borrowers will not, and will not permit any of their Subsidiaries to, lease, sell or otherwise dispose of its property to any other Person, except for lease, sale or other disposition of property of Borrowers in the ordinary course of the business of Borrowers and consistent with Borrowers’ past practices that would not cause an Event of Default.  Upon the sale of any Motor Vehicles that are Collateral, the applicable Borrower will pay Bank a release price equal to 90% of original appraised fair market value of such Motor Vehicle. Upon the sale of any Premises, Non-Borrower/Guarantor Grantor will pay Bank a release price equal to 80% of the average high/low appraised value for such Premises. Borrowers will not, and will not permit any of its Subsidiaries, to sell any accounts receivable or similar assets with recourse.  Borrowers will give Bank notice of any sale or other disposition of Collateral to any Person, and Borrowers authorize Bank to apply the whole or any part of any amounts received by Borrowers upon any sale or other disposition of Collateral in accordance with the provisions of Section 2.6.2.

5.20Investments and Acquisitions.  Borrowers will not, and will not permit any of their Subsidiaries to,  make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any acquisition of any Person, except (a) Cash Equivalent Investments, (b) existing Investments in the Collateral and other Investments in existence on the date hereof and described in Schedule 5.20, and (c) Investments in the aggregate amount of no more than $1,000,000 that are intercompany loans issued to Guarantor or any of its direct or indirect wholly owned subsidiaries and evidenced by unsecured promissory notes, at market terms, on an arms-length basis.

5.21Liens.  Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the property of Borrowers, except:

5.21.1Taxes, Etc.  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.21.2Liens Imposed by Law.  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

5.21.3Worker’s Compensation.  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

5.21.4Minor Encumbrances.  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrowers.

5.21.5Liens in Favor of Bank.  Liens in favor of Bank granted pursuant to any Loan Document.

5.21.6Other Liens.  The Liens, if any, set forth on Schedule 5.21.6.

5.22Guaranties.  Borrowers will not, and will not permit any of its Subsidiaries to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for (a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order, (b) guaranties with respect to Permitted Indebtedness, and (c) as otherwise permitted under this Agreement.

5.23Limitation on Restrictive Agreements.  Except for the limitations and restrictions pursuant to the Loan Documents, Borrowers shall not, and shall not permit any of its Subsidiaries to, enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of Borrowers or any Subsidiary of any Borrower to (a) make Distributions or pay Indebtedness; (b) make loans or advances to, or Investments in, any Borrower or any Subsidiary of any Borrower; or (c) transfer any assets of any Borrower or any Subsidiary of any Borrower.

5.24Limitation on Amendments of Material Contracts.  Borrowers shall not, and shall not permit any Subsidiary of any Borrower to amend, supplement, or otherwise modify (pursuant to a waiver or otherwise) the terms or conditions of any Material Contract in any respect materially adverse to the interests of Bank or which would reasonably be expected to cause a Material Adverse Effect, in each case without the prior written consent of Bank.

5.25Affiliates.  Borrowers will not, and will not permit any of their Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate of Borrowers except as otherwise permitted under this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of Borrowers’ business and upon fair and reasonable terms no less favorable to Borrowers than Borrowers would obtain in a comparable arms-length transaction.  For clarity, each Borrower shall continue to be permitted to make payments to Guarantor for payroll, benefits, insurance, information technology, and similar services rendered to such Borrower in the ordinary course of such Borrower’s business; provided that all such payments to Guarantor are on a dollar-for-dollar basis and only for expenses directly attributable to such Borrower or shared expenses to the extent such expenses are for the benefit of one or more Borrowers.

5.26Loan Documents.  Borrowers will not, and will not permit any of their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by Borrowers of their obligations hereunder or under any Loan Document or any instrument or document delivered or to be delivered by Borrowers in connection herewith.

5.27Insurance.  In addition to any insurance required under any of the other Loan Documents, Borrowers shall maintain workmen’s compensation insurance, fire and other risk insurance, property insurance, commercial general liability insurance, automobile liability insurance, umbrella liability insurance and such other insurance as Bank may require with respect to Borrowers’ properties and operations, in form, amounts, coverages and with insurance companies acceptable to Bank.  Borrowers, upon request of Bank, will deliver to Bank from time to time the policies or certificates of insurance in form satisfactory to Bank, including stipulations that coverages will not be canceled or diminished without at least 10 days prior written notice to Bank.  Each insurance policy also shall include an endorsement providing that coverage in favor of Bank will not be impaired in any way by any act, omission or default of Borrowers or any other person.  In connection with all policies covering assets in which Bank holds or is offered a security interest for the Loan, Borrowers will provide Bank with such lender’s loss payable or other endorsements as Bank may require.

5.28Insurance Reports.  Borrowers will furnish to Bank, upon request of Bank, reports on each existing insurance policy showing such information as Bank may reasonably request, including, without limitation, the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy.  In addition, upon request of Bank (however not more often than annually), Borrowers will have an independent appraiser satisfactory to Bank determine, as applicable, the actual cash value or replacement cost of any Collateral.  The cost of such appraisals shall be paid by Borrowers.

5.29Appraisals.  If deemed reasonably necessary by Bank or if required by law, Bank shall have the right to order Appraisals of the Premises and other Collateral from time to time from an appraiser selected by Bank, which Appraisals shall comply with all federal and state standards for appraisals and otherwise shall be satisfactory to Bank in all material respects.  Borrowers agree to pay the cost and expense for all Appraisals and reviews thereof ordered by Bank pursuant to this Section.  Notwithstanding anything to the contrary herein, unless there is an Event of Default or Unmatured Event of Default, Bank shall not require Borrowers to reimburse Bank for the cost of more than one Appraisal per calendar year.

5.30Prohibited Property Transfers.  Borrowers shall not cause or permit any transfer of all or any part of or any direct or indirect legal or beneficial interest in the Premises, the Improvements or the other Collateral (collectively, a “Prohibited Property Transfer”).

5.31Reserved.

5.32Prohibited Equity Transfers.  Borrowers shall not cause or permit any transfer of any direct or indirect legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including, without limitation, (a) if a Restricted Party is a corporation, any merger, consolidation or other transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (b) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (c) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (d) if a Restricted Party is a trust, any merger, consolidation or other transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.  “Restricted Party” means each of (i) Borrower, (ii) any entity obligated under any guaranty or indemnity made in favor of Bank in connection with the Loan, or (iii) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any Borrower.

5.33Lost Note.  In the event the Note is lost or destroyed, Borrower hereby covenants and agrees that it shall, within 10 days of a request by Bank and receipt from Bank of an affidavit of loss/destruction, execute and deliver to Bank a replacement Note.

5.34Unlawful Use, Medical Marijuana, Controlled Substances and Prohibited Activities.  Borrowers shall not use, occupy or permit the use or occupancy of the Premises or any Collateral by Borrowers or any lessee, tenant, licensee, permittee, agent or any other person in any manner that would be a violation of any applicable federal, state or local law or regulation, regardless of whether such use or occupancy is lawful under any conflicting law, including, without limitation, any law relating to the use, sale, possession, cultivation, manufacture, distribution or marketing of any controlled substances or other contraband (whether for commercial, medical, or personal purposes), or any law relating to the medicinal use or distribution of marijuana (collectively, “Prohibited Activities”).  Any lease, license, sublease or other agreement for use, occupancy or possession of the Premises or any Collateral (collectively a “lease”) with any third person (“lessee”) shall expressly prohibit the lessee from engaging or permitting others to engage in any Prohibited Activities.  Borrowers shall upon demand provide Bank with a written statement setting forth its compliance with this Section and stating whether any Prohibited Activities are or may be occurring in, on or around the Premises or any Collateral.  If any Borrower becomes aware that any lessee is likely engaged in any Prohibited Activities, Borrowers shall, in compliance with applicable law, terminate the applicable lease and take all actions permitted by law to discontinue such activities.  Borrowers shall keep Bank fully advised of its actions and plans to comply with this Section and to prevent Prohibited Activities.

This Section is a material consideration and inducement upon which Bank relies in extending the Loan and other financial accommodations to Borrowers.  Failure by Borrowers to comply with this Section shall constitute a material non-curable Event of Default.  Notwithstanding anything in this Agreement, the Note or the Loan Documents regarding rights to cure Events of Default, Bank is entitled upon breach of this Section to immediately exercise any and all remedies under this Agreement, the Note, the Loan Documents and by law.

In addition and not by way of limitation, Borrowers shall indemnify, defend and hold Bank harmless for, from and against any loss, claim, damage, liability, fine, penalty, cost or expense (including Attorneys’ Fees and expenses) arising from, out of or related to any Prohibited Activities at or on the Premises or any Collateral, Prohibited Activities by Borrowers or any lessee of the Premises or any Collateral, or Borrowers’ breach, violation or failure to enforce or comply with any of the covenants set forth in this Section.  This indemnity includes, without limitation any claim by any governmental entity or agency, any lessee or any third person, including any governmental action for seizure or forfeiture of the Premises or any Collateral (with or without compensation to Bank, and whether or not any Collateral is taken free of or subject to Bank’s lien or security interest).

5.35Reserved.

5.36Reserved.

5.37Subordinated Loan Documents.

5.37.1Without the prior written consent of Bank, which consent may be granted or withheld in Bank’s sole and absolute discretion, Borrowers shall not modify or amend any Subordinated Loan Document in a manner in violation of the terms of the Subordination Agreement.  Borrowers acknowledge and agree that any such proposed modification or amendment of any Subordinated Loan Document must be consistent with the terms and conditions of the Main Street Program and the Subordination Agreement.

5.37.2Borrowers will timely comply with and perform all of its obligations under the Subordinated Loan Documents and will give Bank prompt written notice of the occurrence of any default by any Loan Party or Subordinated Lender under the Subordinated Loan Documents and of any notice of default given to any Loan Party by Subordinated Lender.  Borrowers will send Bank copies of all notices given by a Loan Party to Subordinated Lender concurrently with the giving of such notices to Subordinated Lender.  Borrowers will keep the Subordinated Loan Documents in full force and effect and will exercise all available options, such that the term of the Subordinated Loan Documents, as so extended, will not expire prior to the Maturity Date.

5.38Reserved.

5.39Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Hedging Transactions (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligation of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the payment and performance of all Obligations in full and the termination of the Loan Commitment.  Each Qualified ECP Guarantor intends that this Section constitutes, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

5.40Beneficial Ownership.  Borrowers agree to promptly notify Bank (a) of any change in direct or indirect ownership interests in any Borrower as reported in the Beneficial Ownership Certification or other similar certification provided to Bank prior to or in connection with the execution of this Agreement (the “Certification”), or

(b) if the individual with significant managerial responsibility identified in the Certification ceases to have that responsibility or if the information reported about that individual changes.  Borrowers hereby agree to provide such information and documentation as Bank may request during the term of the Loan to confirm or update the continued accuracy of the any information provided in connection with the foregoing.

5.41Reserved.

5.42Certain Post-Closing Obligations.  Without limitation of any other provision of this Agreement, the making of each Advance from Escrow is conditioned upon Bank’s receipt of each items specified on Schedule 5.42 in form and substance satisfactory to Bank, and fulfillment of each condition specified on Schedule 5.42.

6.DEFAULT.

6.1Event of Default.  Each of the following shall constitute an Event of Default under this Agreement:

6.1.1Monetary Defaults.  Borrowers fail to make any payment when due under the Loan.

6.1.2Specified Defaults.  The occurrence of the breach by any Borrower or any of their Subsidiaries of any of the terms or provisions of Sections 5.3, 5.5, 5.6, 5.11, 5.12, 5.14, 5.15, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23, 5.27, 5.28, 5.30, 5.32, or 5.34.

6.1.3Other Defaults.  Any Borrower or any other Loan Party fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the other Loan Documents or any Borrower or any of its Subsidiaries fails to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Bank and such Borrower or between Bank and such Subsidiary.

6.1.4Environmental Default.  Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with the Loan.

6.1.5Default in Favor of Third Parties.  Any Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement or any other agreement, in favor of any other creditor or person that would reasonably be expected to have a Material Adverse Effect.

6.1.6False Statements.  Any warranty, representation or statement made or furnished to Bank by any Borrower or any other Loan Party or on any Borrower’s or such Loan Party’s behalf under this Agreement or the Loan Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

6.1.7Borrower Dissolution or Insolvency.  The dissolution of any Borrower (regardless of whether election to continue is made), any member withdraws from any Borrower, or any other termination of any Borrower’s existence as a going business, the insolvency of any Borrower, the appointment of a receiver for any part of any Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against any Borrower.

6.1.8Defective Collateralization. This Agreement or any of the Loan Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time.

6.1.9Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of any Borrower or by any Governmental Authority against any Collateral.  This includes a garnishment of any of any Borrower’s accounts, including deposit accounts, with Bank.  However, this Event of Default shall not apply if there is a good faith dispute by Borrowers as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrowers give Bank written notice of the creditor or forfeiture proceeding and deposits with Bank monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Bank, in its sole discretion, as being an adequate reserve or bond for the dispute.

6.1.10Guarantor Dissolution or Insolvency.  The dissolution of Guarantor (regardless of whether election to continue is made), or any other termination of Guarantor’s existence as a going business, the insolvency of Guarantor, the appointment of a receiver for any part of Guarantor’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Guarantor.

6.1.11Transfers.  The occurrence of any Prohibited Equity Transfer or any Prohibited Property Transfer, unless prior to such transfer the holder of the Note has delivered to Borrowers the written consent of such holder to such transfer.

6.1.12Adverse Change.  A change occurs in any Borrower’s financial condition that would reasonably be expected to have a Material Adverse Effect, or Bank reasonably believes the prospect of payment or performance of the Loan is impaired.

6.1.13Event of Default.  The occurrence of any Event of Default, as such term is defined in any other Loan Document.

6.1.14Change of Control.  Any Change of Control shall occur.

6.1.15ERISA Event.  An ERISA Event shall have occurred that, in the opinion of Bank, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

6.1.16Prohibited Transaction.  Any Borrower (a) engages in a non-exempt “prohibited transaction” as that term is defined in Section 4975 of the IRC or Section 406 of ERISA or (b) commits a breach of its fiduciary duties (as defined in Section 404 of ERISA), which is reasonably expected to subject any Borrower to any material tax, penalty or other liability imposed by Section 4975 of the IRC or Section 502 of ERISA.

6.1.17Litigation.  There shall be entered against any Borrower one or more judgments or decrees in excess of $100,000 in the aggregate at any one time outstanding, excluding those judgments or decrees (a) that shall have been outstanding less than 30 calendar days from the entry thereof, (b) that shall be subject to a stay of enforcement by reason of a pending appeal or otherwise if no Lien shall have been granted in respect of such judgment or decree, or (c) for and to the extent which such Borrower is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which such Borrower is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to Bank.

6.1.18Conduct of Business.  If any Borrower is enjoined, restrained or in any way prevented by court order, which has not been dissolved or stayed within five Banking Days, from conducting all or any material part of its business affairs.

6.1.19Insecurity.  Bank in good faith believes itself insecure.

6.1.20Cross-Acceleration.  (a) any Borrower or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) owing to Bank or any commonly controlled Affiliate of Bank, in each case beyond the applicable grace period with respect thereto, if any, or (b) any Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to make payment, default or other event described in clause (a) or (b) is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to purchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the loan documents providing for such Indebtedness; provided that, as used in this clause, the term “Indebtedness” shall any guarantee of any other Indebtedness.

6.1.21Indebtedness; Material Contract.  If a default occurs in the payment or performance when due (after giving effect to any applicable notice and grace periods), whether by acceleration or otherwise, of any Indebtedness or other Material Contract of any Loan Party.

6.1.22Subordinated Loan Documents.  Any Borrower shall be in default under any of the Subordinated Loan Documents beyond any period set forth therein for the cure of such default.

6.1.23Subordination Agreement.  Subordinated Lender shall be in default under the Subordination Agreement beyond any period set forth therein for the cure of such default.

6.1.24Escrow Agreement.  Any Borrower shall be in default under the Escrow Agreement beyond any period set forth therein for the cure of such default.

6.1.25Right to Cure.  If any default pursuant to Section 6.1.3, 6.1.4, 6.1.5, 6.1.8, 6.1.12, 6.1.15, and 6.1.16 is curable and if Borrowers have not been given a notice of a similar default within the preceding 12 months, it may be cured if Borrowers, after receiving written notice from Bank demanding cure of such default: (a) cure the default within 15 days or (b) if the cure requires more than 15 days, immediately initiate steps which Bank deems in Bank’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical, which, in all events, must occur within 45 days of such failure.

6.2Effect of Event of Default; Remedies.

6.2.1Acceleration; Termination of Commitment.  In the event that one or more Events of Default described in Section 6.1.7 shall occur, then Bank’s commitment under this Agreement shall immediately terminate and all Obligations hereunder and under the Note shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.  Upon an Event of Default other than one described in Section 6.1.7 shall occur, then at Bank’s option Bank’s commitment shall terminate, Bank may accelerate the Maturity Date and Bank may declare all Obligations hereunder and under the Note immediately due and payable without demand or notice of any kind whatsoever, whereupon all Obligations hereunder and under the Note shall be immediately due and payable.  Bank shall promptly advise Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration.

6.2.2Remedies.  In the event of the occurrence of any Event of Default Bank may exercise any one or more or all of the following remedies, all of which are cumulative and non-exclusive:  (a) any remedy contained in this Agreement or in any of the Loan Documents or (b) any rights and remedies available to Bank under Section 6.2 of this Agreement, the Uniform Commercial Code, and any other applicable law.

7.INDEMNITY.  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to indemnify, pay and hold Bank and any holder of the Note, and the officers, directors, employees, agents, and affiliates of Bank and such holders (each an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of any action of Borrowers under this Agreement, any Loan Document or any other agreements executed and delivered by Borrowers or any other Loan Party in connection herewith, the statements contained in any commitment letter delivered by Bank, the business and operations of Borrowers or any other Loan Party, or any other Indebtedness of Borrowers (the “indemnified liabilities”); provided that Borrowers shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnitee; provided, further, that Borrowers shall not be liable for any indirect, special, incidental, or consequential loss suffered by Indemnitee and arising out of or in connection with this Agreement, any Loan Document or any other agreements executed and delivered by Borrowers or any other Loan Party in connection herewith.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, each Borrower shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.  The provisions of the undertakings and indemnification set out in this Section 7 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

8.GENERAL.

8.1Borrower Waiver.  Except as otherwise provided for in this Agreement, to the maximum extent permitted by law, each Borrower, for itself and its successors and assigns, (a) waives presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, one or more extensions or renewals of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper, and guaranties at any time held by Bank on which any Borrower may in any way be liable and hereby ratifies and confirms whatever Bank may do in this regard; (b) waives all rights to notice (except as provided in the Loan Documents) and a hearing prior to Bank’s taking possession or control of, or Bank’s relevy, attachment or levy on or of, the Collateral or any bond or security which might be required by any court prior to allowing Bank to exercise any of Bank’s remedies; (c) waives the benefit of all valuation, appraisement, and exemption laws; and (d) releases Bank from all liability under any Environmental Laws, and waives and agrees not to make any claim or bring any cost recovery or contribution action against Bank under any Environmental Laws now existing or hereafter enacted.  Each Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

8.2Expenses; Attorneys’ Fees.  Borrowers agree, whether or not the Loan is made hereunder, to pay upon demand all Attorneys’ Fees and all other reasonable expenses incurred by Bank (a) in connection with negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement and the other Loan Documents and all other documents or instruments provided for herein or in any thereof or delivered or to be delivered hereunder or under any thereof or in connection herewith or with any thereof; (b) in connection with any due diligence examination or investigation with respect to Borrowers, any other Loan Party, or any Affiliate in connection with this Agreement, any Loan Document or any other document, instrument, or agreement related thereto; (c) to prepare documentation related to the obligations incurred hereunder made and other Obligations incurred hereunder; (d) to prepare any amendment to or waiver under this Agreement or any Loan Document and any documents or instruments related thereto; (e) to represent Bank in any litigation, contest, dispute, suit, or proceeding or to commence, defend or intervene in any litigation, contest, dispute, suit, or proceeding or to file a petition, complaint, answer, motion, or other pleading, or to take any other action in or with respect to, any litigation, contest, dispute, suit, or proceeding (whether instituted by Bank, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, this Agreement, any Loan Document, or any Borrower’s or any other Loan Party’s affairs, except for any litigation, contest, dispute, suit, or proceeding brought by any Borrower to enforce this Agreement or any Loan Document in connection with which such Borrower prevails as evidenced by a final non-appealable judgment of a court or arbitrator of competent jurisdiction; (f) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; (g) to attempt to enforce any security interest in any of the Collateral or to give any advice with respect to such enforcement; and (h) to enforce any right of Bank to collect any of the Obligations.  Borrowers also agree to pay, and save Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement, or any Loan Document, or the issuance of the Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith.  In addition to the foregoing Borrowers shall immediately pay all taxes and assessments and all expenses, charges, costs, and fees provided for in this Agreement or related to the Loan.  Borrowers hereby authorize Bank to disburse the proceeds of the Loan to pay such expenses, charges, costs and fees notwithstanding that Borrowers may not have requested a disbursement of such amount.  Any such disbursement shall be added to the outstanding principal balance of the Loan.  The authorization hereby granted shall be irrevocable and no further direction or authorization from Borrowers shall be necessary for Bank to make such disbursements.  However, the provisions of this Section 8.2 shall not prevent Borrowers from paying such expense, charges, costs and fees from their own funds.  All such expenses, charges, costs and fees shall be Borrowers’ obligation regardless of whether or not Borrowers have requested and met the conditions for a disbursement of the Loan.  Borrowers’ foregoing obligations shall survive any termination of this Agreement.

8.3Bank’s Expenditures.  If any action or proceeding is commenced that would materially affect Bank’s interest in the Collateral or if any Borrower or any of its Subsidiaries fails to comply with any provision of this Agreement or any Loan Documents, including, but not limited to, any Borrower’s or any Subsidiary’s failure to discharge or pay when due any amounts any Borrower or such Subsidiary is required to pay or discharge under this Agreement or any other Loan Document, Bank on behalf of such Borrower or such Subsidiary may (but shall not be obligated to) take any action that Bank deems appropriate, including, but not limited to, discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral.  All such expenditures incurred or paid by Bank for such purposes will bear interest at the Default Rate.  All such expenses will become a part of the Indebtedness pursuant to this Agreement and, at Bank’s option will be payable on demand.

8.4No Waiver by Bank; Amendments.  No failure or delay on the part of Bank in the exercise of any power or right, and no course of dealing between Borrowers and Bank shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on Borrowers not required hereunder shall in any event entitle Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Bank to any other or further action in any circumstances without notice or demand.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by Bank.  Any waiver of any provision of this Agreement, and any consent to any departure by Borrowers from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

8.5Notices.

8.5.1Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (or by e-mail as provided in Section 8.5.2 below), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile as follows:

(a)If to Borrowers or any other Loan Party, to the address set forth below Borrowers’ signatures to this Agreement.

(b)If to Bank, to the address set forth below Bank’s signature to this Agreement.

Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received.  Notices sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Banking Day).

8.5.2Electronic Communications.  Notices and other communications to Bank hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by Bank.  Bank or Borrowers (on behalf of the Loan Parties) may in its or their discretion agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

8.5.3Effectiveness of Electronic Communications.  Unless Bank specifies otherwise:

(a)Notices and other communications sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and

(b)Notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor;

provided that, if such notice, email or other communication is not sent during the recipient’s normal business hours, such notice, e-mail or communication shall be deemed to have been sent at the recipients opening of business on the next Banking Day.

8.5.4Change of Address.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

8.6Participations and Assignments.

8.6.1Successors and Assigns; Participations.  At any time either concurrently with or subsequent to the execution and delivery of this Agreement, subject to the requirements of the Main Street Program, Bank may assign to one or more third parties (each, an “Assignee”) all or any portion of its rights and obligations as a lender under this Agreement and the other Loan Documents, provided, however, that (a) the parties to each such assignment shall execute and deliver to Bank, for its acceptance, such assignment documents as Bank may require; and (b) Borrowers, at their sole cost and expense, shall execute and deliver (i) such replacement promissory notes as Bank may require to evidence such assignment and the respective portions of the Loan Amount held by Bank and each Assignee and (ii) such other documents as Bank may reasonably require in connection with such assignment.  Upon such assignment and assumption, (i) to the extent of the interest assigned the (A) Assignee shall have the rights and obligations of a lender under the Loan Documents and (B) the assignor (including, without limitation, Bank) shall be relieved of such obligations and (ii) the obligations of Bank and Assignee to fund any loans or advances (or otherwise provide credit) shall be several in accordance with the portion of the Loan held by each, and not joint.  Bank and each Assignee may also transfer interests by way of participation without notice to or consent of Borrowers; provided, in the case of the transfer of such a participation interest, (1) such selling party’s obligations to Borrowers under this Agreement and the Loan Documents shall remain unchanged; (2) such selling party shall remain solely responsible to the other parties hereto for the performance of such obligations; and (3) parties to this Agreement and the Loan Documents shall continue to deal solely and directly with such selling party in connection with such selling party’s rights and obligations under this Agreement and the Loan Documents.  In order to facilitate such assignments and participations, Borrowers, at their sole cost and expense, shall execute such further documents, instruments or agreements as Bank may reasonably require.

8.6.2Partial Assignment.  Upon any assignment of less than all of Bank’s interest in the Loan, (a) Bank and each Assignee may enter into such co-lending or other agreements with all of the Assignees establishing (among other things) procedures for administration and enforcement of the Loan, voting on various matters, the terms under which Bank will act as administrative agent (and if applicable, collateral agent), the terms and conditions governing further assignments and participations by Assignee (if and to the extent further assignments are permitted by Bank), and enforcement of the Loan Documents and (b) from and after any such assignment, in addition to the other provisions of this Agreement and the other Loan Documents, Borrowers acknowledge that Bank’s approval of any matter set forth herein, including, without limitation, waivers or amendments of this Agreement and the other Loan Documents may be subject to a vote or other approval by all or a portion of Bank and the Assignees and Borrowers agree that Bank shall never be deemed to have acted unreasonably or in violation of this Agreement or the other Loan Documents if Bank acts or refrains from acting on any matters at the direction of the Assignees.  So long as Bank is acting as collateral or administrative agent for the Assignees, Borrowers shall only be required and permitted to provide notices to and seek consents and approvals through Bank and Borrowers shall not communicate directly with the Assignees, unless expressly approved by Bank.

8.6.3Benefits of Loan Documents.  Without limiting the other provisions of this Section 8.6, from and after each assignment permitted pursuant to this Section 8.6 (other than assignments by Bank of its entire interest in the Loan): (a) all grants of collateral security (including, without limitation, each deed of trust, mortgage, security agreement, assignment of rents and leases, and other assignments for security in the Loan Documents) shall be deemed made to Bank in its capacity as an administrative or collateral agent for the pro rata benefit of Bank and the Assignees as lenders; (b) all obligations and liabilities of Borrowers, each guarantor and each other Loan Party pursuant to the Loan Documents shall be deemed to inure to the pro rata benefit of Bank and the Assignees as lenders; and (c) all indemnity and reimbursement obligations of Borrowers, guarantors and the other Loan Parties shall be in favor of Bank and Assignees in accordance with their pro rata interests and in the case of indemnities shall include all named indemnified parties of Bank and Assignee (for example an indemnity in favor of a party and its officers, directors, agents, and employees shall be for the benefit of the officers, directors, agents, and employees of each of Bank and the Assignee); provided that any obligation of Borrowers to reimburse for out of pocket costs and expenses of any party shall be deemed to refer to the party incurring such costs and expenses.

8.6.4Eligible Assignee.  As used herein “Eligible Assignee”, means (a) Bank or any of its affiliates, (b) any other bank or financial institution that has assets of at least $100,000,000.00, (c) Main Street SPV, and (d) such other Persons as are approved by Bank in Bank’s sole discretion.

8.7Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.8Construction.  Borrowers acknowledge that this Agreement shall not be binding upon Bank or become effective until and unless accepted by Bank, in writing.  If so accepted by Bank, this Agreement and the Loan Documents and Supplemental Documents shall, unless otherwise expressly provided therein, be deemed to have been negotiated and entered into in, and shall be governed and controlled by the laws of, the State of Arizona as to interpretation, enforcement, validity, construction, effect, choice of law, and in all other respects, including, but not limited to, the legality of the interest rate and other charges, but excluding perfection of security interests and liens which shall be governed and controlled by the laws of the relevant jurisdiction.

8.9Choice of Law and Jurisdiction.  THIS AGREEMENT HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA.

8.10Waiver of Jury Trial.  BORROWERS WAIVE, AND, BY ACCEPTING THIS AGREEMENT, BANK SHALL BE DEEMED TO WAIVE, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND BORROWERS AGREE, AND, BY ACCEPTING THIS AGREEMENT, BANK SHALL BE DEEMED TO AGREE, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.11Parties and Binding Effect.  This Agreement is made solely between Bank and Borrowers, and no other Person shall have any rights hereunder or be a third‑party beneficiary hereof.  This Loan Agreement shall be binding upon the undersigned, and upon the heirs, legal representatives, successors and assigns of the undersigned; and to the extent that any Borrower is either a partnership or a corporation, all references herein to such Borrower shall be deemed to include any successor or successors, whether immediate or remote, to such partnership or corporation.  Borrowers may not assign any of their rights or delegate any of their obligations under the Loan Documents without the prior express written consent of Bank, and any purported assignment by Borrowers made in contravention hereof shall be void.

8.12Inconsistencies with Loan Documents.  In the event of any inconsistencies between the terms of this Agreement and any terms of any of the Loan Documents or any loan application, the terms of this Agreement shall govern and prevail.

8.13Document Imaging.  Bank shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Borrowers’ loans, including, without limitation, this Agreement and the Loan Documents, and Bank may destroy or archive the paper originals.  The parties hereto (a) waive any right to insist or require that Bank produce paper originals, (b) agree that such images shall be accorded the same force and effect as the paper originals, (c) agree that Bank is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (d) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any Loan Document shall be deemed to be of the same force and effect as the original manually executed document.

8.14Captions.  Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

8.15Time of the Essence.  Time is of the essence with regard to each provision of this Agreement as to which time is a factor.  Whenever any action to be made hereunder or under any Loan Document shall be stated to be due on a date other than a Banking Day, such action may be made on the next succeeding Banking Day, subject to Section 2.6.1.

8.16No Construction Against Bank or Borrowers.  The Loan Documents are the result of negotiations between Borrowers and Bank.  Accordingly, the Loan Documents shall not be construed for or against Borrowers or Bank, regardless of which party drafted the Loan Documents or any part thereof.

8.17Rescission or Return of Payments.  If at any time or from time to time, whether before or after payment and performance of the Obligations, all or any part of any amount received by Bank in payment of, or on account of, any Obligation is or must be, or is claimed to be, avoided, rescinded, or returned by Bank to Borrowers or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency, or reorganization of Borrower or any other Person), such Obligation and the Liens on property, and rights to property that were the Collateral at the time such avoided, rescinded, or returned payment was received by Bank shall be deemed to have continued in existence or shall be reinstated, as the case may be, all as though such payment had not been received.

8.18Number and Gender.  In this Agreement the singular shall include the plural and the masculine shall include the feminine and neuter genders, and vice versa.

8.19Headings and References.  The headings at the beginning of each Section of this Agreement are solely for convenience and are not part of this Agreement.  Reference herein to a section, attachment, exhibit, or schedule is to the respective section, attachment, exhibit, or schedule herein or hereto, unless otherwise specified.

8.20Counterpart Execution.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

9.RESERVED.

10.JOINT AND SEVERAL LIABILITY.  References in this Agreement and the other Loan Documents to “Borrower” are to each Borrower signing this Agreement, and the liability of each such Borrower with respect to the Obligations is joint and several.  Each Borrower shall be a direct, primary and independent obligor and no Borrower shall be deemed to be a guarantor, accommodation party or otherwise secondarily liable for the Obligations pursuant to the Loan Documents.  Each Borrower represents and warrants to Bank that Borrowers are engaged in operations that require financing on such a joint basis and, accordingly that each Borrower will benefit, directly or indirectly, from the loans and advances to be made pursuant to this Agreement; that the financing pursuant to this Agreement has been offered to Borrowers on a joint basis and would not be available to Borrowers on an individual basis on the terms and conditions offered pursuant to this Agreement; and that the benefits received by each Borrower is reasonably equivalent to the obligations undertaken by each Borrower.  Each Borrower agrees that either Borrower, acting alone, may provide all other notices and requests required, allowed or contemplated pursuant to this Agreement and the other Loan Documents without the joinder of or notice to the other Borrower and that each such request and notice shall bind both Borrowers and each Borrower agrees that Bank may also conclusively rely on the actions (including, without limitation, the execution and delivery of all such requests and notices) of any of Borrowers to bind all Borrowers.  Without limiting the foregoing:

10.1No Discharge or Impairment.  The obligations of each Borrower pursuant to the Loan Documents shall not be affected, discharged or impaired by any of the following:  (a) the bankruptcy, disability, dissolution, incompetence, insolvency, liquidation, or reorganization of any Borrower or other Loan Party; (b) any defense of any other Loan Party to payment or performance of any or all obligations or enforcement of any or all Collateral; (c) the discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all liens and encumbrances or any or all obligations pursuant to the Loan Documents in any bankruptcy, insolvency, reorganization, or other legal proceeding involving any other Borrower, or by law, ordinance, regulation, or rule (federal, state, or local); (d) any claim or dispute by any other Loan Party concerning the occurrence of an Event of Default, performance of any obligations pursuant to the Loan Documents, or any other matter; (e) any waiver or modification of any provision of the Loan Documents that affects any other Loan Party, whether or not such waiver or modification affects all of the Borrowers; (f) the cessation of liability, release or discharge of any other Loan Party, guarantor or other obligor for any reason; (g) the perfection or failure to perfect, release or discharge of any collateral or other security; (h) the exercise or failure to exercise any rights or remedies pursuant to the Loan Documents by Bank or any election of remedies by Bank; (i) any invalidity, irregularity or unenforceability in whole or in part of any of the Loan Documents or any limitation of the liability of any Loan Party under the Loan Documents, including any claim that the Loan Documents were not duly authorized, executed, or delivered on behalf of any Borrower; (j) any other acts or omissions by Bank that result in or could result in the release or discharge of any other Loan Party; or (k) the occurrence of any other event or the existence of any other condition that by operation of law or otherwise could result in the release or discharge of a surety, guarantor, or other persons secondarily liable on an obligation.

10.2Waivers.  Each Borrower unconditionally waives:  (a) any requirement that Bank first make demand upon, or seek to enforce or exhaust remedies against any other Loan Party, or any other Person or any of the Collateral or other property of any Loan Party or any other Person before demanding payment from or seeking to enforce the Obligations against such Borrower; (b) any and all rights, benefits and defenses which might otherwise be available under the provisions of Arizona Revised Statutes Sections 12-1641, 12-1642, 44-141, 44-142 or 47-3605, or Arizona Rules of Civil Procedure Rule 17(e), or any other applicable statutes, rules or common law principles or provisions which might operate to limit any Borrower’s liability under, or the enforcement of, the Loan Documents; (c) except for notices required pursuant to the Loan Documents, diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Loan Documents, notice of default under any of the Loan Documents (except as provided in the Loan Documents), and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Loan Documents; (d) any obligation of Bank to provide any Borrower any information, including any information concerning any other Loan Party or any Collateral; and (e) any other claim or defense that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

10.3Subordination of Intercompany Indebtedness.  All indebtedness, together with all rights of subrogation, contribution, reimbursement, and indemnity (including, without limitation, indemnification and reimbursement rights provided pursuant to this Section 10.3) (collectively, “Intercompany Indebtedness”) from one or more Borrowers to another Borrower or Borrowers, now or in the future, is hereby subordinated to the Indebtedness of each Borrower to Bank.  Except for payments on Subordinated Indebtedness permitted by Bank, in its sole discretion, any Intercompany Indebtedness, if Bank so requests, shall be collected, enforced and received by each Borrower as trustee for Bank and be paid over to Bank on account of the Obligations, but without reducing or affecting in any manner the liability of each Borrower under the other provisions of this Agreement and the Loan Documents.

10.4Obligations Among Borrowers.  Borrowers acknowledge and agree that the provisions of this Section 10.4 are intended to provide for an allocation of the Obligations among Borrowers, but as more particularly described below, do not in any way limit the Obligations of any Borrower to Bank.  As between Borrowers, if any Borrower (the “Overpaying Borrower”) pays (whether directly or by the application of Collateral), or is otherwise held liable for, obligations in excess of the Overpaying Borrower’s Pro Rata Share, the other Borrowers will pay the amount of such excess to the Overpaying Borrower and will defend and indemnify the Overpaying Borrower for, from and against any claims, damages, loss and liabilities arising from or related to such overpayment. As used herein, “Pro Rata Share” means the amount of loan proceeds actually advanced to or for the benefit of each Borrower as reflected on the books and records of such Borrower.  The Borrowers agree to maintain books and records accurately reflecting each Borrower’s Pro Rata Share.  THIS SECTION 10.4 IS ONLY INTENDED TO ALLOCATE PAYMENTS, LOSSES AND LIABILITIES AMONG BORROWERS IN ORDER THAT, AS BETWEEN THE BORROWERS, EACH BORROWER IS ULTIMATELY LIABLE FOR ITS PRO RATA SHARE AND IN ORDER THAT THE VALUE TO EACH BORROWER OF THE RESULTING RIGHTS AND CLAIMS AGAINST OTHER BORROWERS PURSUANT TO THIS SECTION 10.4 WILL ASSURE THAT NO BORROWER IS RENDERED “INSOLVENT” BY VIRTUE OF THE OBLIGATIONS FOR PURPOSES OF STATE AND FEDERAL FRAUDULENT TRANSFER, FRAUDULENT CONVEYANCE AND SIMILAR LAWS AND STATUES.  NOTHING CONTAINED IN THIS SECTION 10.4 SHALL IN ANY WAY LIMIT THE OBLIGATIONS OF ANY BORROWER TO BANK OR OTHERWISE LIMIT THE JOINT AND SEVERAL NATURE OF ALL OF THE OBLIGATIONS.  EACH BORROWER SHALL BE FULLY, JOINTLY AND SEVERALLY LIABLE TO BANK PURSUANT TO THE LOAN DOCUMENTS WITHOUT REGARD TO ANY ALLOCATION OF LOSSES AND LIABILITIES PURSUANT TO THIS SECTION 10.4 OR OTHERWISE AND, NOTWITHSTANDING ANY SUCH ALLOCATION, EACH BORROWER HAS EXPRESSLY ASSUMED THE RISK THAT SUCH BORROWER’S ACTUAL LIABILITY MAY EXCEED SUCH BORROWER’S PRO RATA SHARE AND THAT OVERPAYMENTS MAY NOT ACTUALLY BE REIMBURSED OR INDEMNIFIED.  The rights and obligations among Borrowers pursuant to this Section 10.4 shall survive the payment and performance of the Obligations, shall be considered as Intercompany Indebtedness, and shall be subject to the subordination provisions of Section 10.3.

11.PATRIOT ACT PROVISIONS.  The following notification is provided to Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

11.1Important Information About Procedures for Opening a New Account.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower and, if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower.  Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

11.2Government Regulation.  Borrowers shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers, or (b) fail to provide documentary and other evidence of Borrowers’ identities as may be requested by Bank at any time to enable Bank to verify Borrowers’ identities or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

12.WAIVER OF DEFENSES AND RELEASE OF CLAIMS.  The undersigned hereby (a) represents that neither the undersigned nor any principal of the undersigned has any defenses to or setoffs against any Indebtedness or other Obligations owing in connection with the Loan by Borrower, or by the undersigned’s principals, to Bank or Bank’s affiliates, nor any claims against Bank or Bank’s affiliates for any matter whatsoever, related or unrelated to the Obligations, and (b) releases Bank and Bank’s affiliates, officers, directors, employees, and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that the undersigned has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Obligations, including the subject matter of this Agreement. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to the undersigned by Bank or Bank’s affiliates.  As used in this Section, the word “undersigned” does not include Bank or any individual signing on behalf of Bank.  The undersigned acknowledges that Bank has been induced to enter into or continue the Obligations by, among other things, the waivers and releases in this Section.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

EVO HOLDING COMPANY, LLC, a Delaware limited liability company
By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

RITTER TRANSPORT, INC., a Maryland corporation
By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

JOHN W. RITTER TRUCKING, INC., a Maryland corporation
By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

JOHMAR LEASING COMPANY, LLC, a Maryland limited liability company
By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

RITTER TRANSPORTATION SYSTEMS, INC., a Maryland corporation
By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

Address:

2075 West Pinnacle Peak Rd., Suite 130
Phoenix, AZ 85027

Attention:	Thomas J. Abood
Telephone Number:	(480) 591-4393
Facsimile Number:

With a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention:	Patrick J. Seul, Esq.
Telephone Number:	(612) 492-7367
Facsimile Number:	(612) 492-7077

Signature Page to Loan Agreement

COMMERCE BANK OF ARIZONA, INC., an Arizona corporation

By:	/s/ Jeremy W. Hodgson
Name:	Jeremy W. Hodgson
Title:	Senior Vice President

Address:

16435 N. Scottsdale Road, Suite 140
Scottsdale, AZ 85254

Attention:	Jeremy Hodgson
Telephone Number:	(480) 253-4505
Facsimile Number:

With a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
Attention:	Christopher M. Fahrendorf, Esq.
Telephone Number:	(602) 382-6291
Facsimile Number:	(602) 382-6070

Signature Page to Loan Agreement